Exhibit (a)(1)(A)

Condor Hospitality Trust, Inc.

(formerly Supertel Hospitality, Inc.)

Offer to Exchange

Shares of Common Stock

for

Each Outstanding Share of

8% Series A Cumulative Preferred Stock

(CUSIP No. 20676Y205)

and

10% Series B Cumulative Preferred Stock

(CUSIP No. 20676Y304)

We are offering to exchange shares of our common stock for each validly tendered and accepted share of our 8% Series A Cumulative Preferred Stock and 10% Series B Cumulative Preferred Stock upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal. On July 31, 2015, 803,270 shares of our 8% Series A Cumulative Preferred Stock were outstanding and 332,500 shares of our 10% Series B Cumulative Preferred Stock were outstanding. In this offer to exchange, we refer to our 8% Series A Cumulative Preferred Stock as the “Series A Preferred Stock,” our 10% Series B Cumulative Preferred Stock as the “Series B Preferred Stock” and our Series A Preferred Stock and Series B Preferred Stock as the “Preferred Stock.”

The number of shares of our common stock to be exchanged for each share of Preferred Stock (which we refer to as the “Exchange Ratio”) will be 5.38 shares of common stock for each share of Series A Preferred Stock and 13.71 shares of common stock for each share of Series B Preferred Stock. We used a designated value of $2.3254 for each share of common stock to determine the Exchange Ratio. You will be waiving any and all rights to accrued and unpaid dividends on your Preferred Stock that you exchange. We have included in the Exchange Ratio a number of shares of common stock equal to the value of accrued and unpaid dividends on the Preferred Stock through September 15, 2015, based on the designated value.

The Series A Preferred Stock and Series B Preferred Stock are listed on the NASDAQ Global Market (“NASDAQ”) under the symbols “CDORP” and “CDORO,” respectively. On July 22, 2015, the last trading day before we first disclosed information on the exchange offer terms, the last reported trading price of the Series A Preferred Stock and Series B Preferred Stock on NASDAQ was $7.80 per share and $19.75 per share, respectively. On August 5, 2015, the last reported sale price of the Series A Preferred Stock and Series B Preferred Stock on NASDAQ was $8.60 per share and $21.10 per share, respectively.

Our common stock is listed on NASDAQ under the symbol “CDOR”. Since the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares of Preferred Stock being different than the designated value of $2.3254 for each share of common stock. On July 22, 2015, the last day before we disclosed information on the exchange offer terms, the last reported trading price of the common stock on NASDAQ was $2.69 per share. On August 5, 2015, the last reported sale price of our common stock on NASDAQ was $1.71 per share.

The exchange offer will expire at 5:00 p.m., New York City time, on September 9, 2015, unless extended or earlier terminated by us (such date and time, as the exchange offer may be extended is referred to as the “Expiration Date”). You may withdraw shares of Preferred Stock that you tender at any time before the Expiration Date. In addition, you may withdraw any tendered shares of Preferred Stock if we have not accepted them for payment within 40 business days from the commencement of our exchange offer on August 6, 2015.

The conditions to consummation of the exchange offer include (a) that at least 80% of the outstanding shares of each series of Preferred Stock (which is equivalent to 80% of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock) are tendered in the exchange offer and (b) that our applicable shareholders approve the proposals described below under “Summary—Recent Developments—Shareholder Proposals.” The exchange offer is also subject to the conditions described in “The Exchange Offer—Conditions to the Exchange Offer”. We reserve the right to extend or terminate the exchange offer if any condition of the exchange offer is not satisfied and otherwise to amend the exchange offer in any respect.

We urge you to carefully read the “Risk Factors” section beginning on page 17 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender any shares of Preferred Stock in the exchange offer and, if so, the number of shares of Preferred Stock to tender. We do not make any recommendation as to whether or not holders of outstanding shares of Preferred Stock should tender their shares of Preferred Stock for exchange in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in this exchange offer, or determined if this offer to exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this offer to exchange is August 6, 2015.

You should rely only on the information contained or incorporated by reference in this offer to exchange. None of us, the Exchange Agent or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted. You should assume that the information appearing in this offer to exchange and the documents incorporated by reference in this offer to exchange is accurate only as of the dates of the offer to exchange or of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Sections 18(b)(1)(A) and 18(b)(4)(C) of the Securities Act to exempt the exchange offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. Our regular employees may solicit tenders and will answer inquiries concerning the exchange offer. These employees will not receive additional compensation for these services.

None of us, our board of directors, our executive officers, the Exchange Agent or the Information Agent makes any recommendation to holders of Preferred Stock as to whether to exchange or refrain from exchanging their Preferred Stock. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether or when to exchange Preferred Stock pursuant to the exchange offer and, if so, the aggregate principal amount of Preferred Stock to exchange.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of shares of our 8% Series A Cumulative Preferred Stock and 10% Series B Cumulative Preferred Stock, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this offer to exchange. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this offer to exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offer to exchange. For further information regarding Condor Hospitality Trust, Inc., see the section of this offer to exchange entitled “Where You Can Find More Information.” Except as otherwise specified, the words “we,” “our,” “ours,” “us” and the “Company” refer to Condor Hospitality Trust, Inc. and its subsidiaries. In this offer to exchange, we refer to our 8% Series A Cumulative Preferred Stock as the “Series A Preferred Stock,” our 10% Series B Cumulative Preferred Stock as the “Series B Preferred Stock” and our Series A Preferred Stock and Series B Preferred Stock as the “Preferred Stock.”

Why are we making the exchange offer?

We are making the exchange offer to reduce our dividend obligations, including the outstanding amount of accrued and unpaid dividends, and to simplify our capital structure. The exchange offer allows current holders of shares of Preferred Stock to receive a number of shares of common stock valued (for purposes of the exchange offer) in excess of the liquidation preference of the Preferred Stock plus accrued and unpaid dividends.

How many shares of Preferred Stock are being sought in the exchange offer?

We are offering to exchange all of the outstanding shares of Preferred Stock in this offer to exchange. As of July 31, 2015, 803,270 shares of Series A Preferred Stock were outstanding and 332,500 shares of Series B Preferred Stock were outstanding.

What will I receive in the exchange offer if I validly tender shares of Preferred Stock and they are accepted?

For each share of Preferred Stock that we accept in the exchange offer, you will receive a number of shares of common stock equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal. The Exchange Ratio will equal:

•	5.38 shares of common stock for each share of Series A Preferred Stock; and

•	13.71 shares of common stock for each share of Series B Preferred Stock.

Our common stock is listed on NASDAQ under the symbol “CDOR”. On August 5, 2015, the last reported sale price per share of our common stock on NASDAQ was $1.71. The Series A Preferred Stock and Series B Preferred Stock are listed on NASDAQ under the symbols “CDORP” and “CDORO,” respectively. On July 22, 2015, the last trading day before we filed a Form 8-K first disclosing information on the exchange offer terms, the last reported trading price of the Series A Preferred Stock and Series B Preferred Stock on NASDAQ was $7.80 per share and $19.75 per share, respectively. On August 5, 2015, the last reported sale price of the Series A Preferred Stock and Series B Preferred Stock on NASDAQ was $8.60 per share and $21.10 per share, respectively.

How did the Company determine the Exchange Ratio?

The Exchange Ratio was determined by dividing designated values for the Preferred Stock by a designated value for our common stock. Those designated values were:

•	$2.3254 for each share of our common stock. The share value of our common stock is equal to the average weighted sale prices of our common stock for the three trading days preceding July 15, 2015,

the date we announced agreements to purchase three new hotels. Our board of directors viewed this as an appropriate pricing period.

•	$12.502 for each share of Series A Preferred Stock, which is equal to the liquidation preference ($10.00), a 10% premium ($1.00) and the accrued and unpaid dividends, plus compounded interest to which a holder is entitled by the terms of the Series A Preferred Stock, prorated to September 15, 2015 ($1.502).

•	$31.875 for each share of Series B Preferred Stock, which is equal to the liquidation preference ($25.00), a 10% premium ($2.50) and the accrued and unpaid dividends prorated to September 15, 2015 ($4.375).

You will be waiving any and all rights to accrued and unpaid dividends on your Preferred Stock that you exchange. We have included in the Exchange Ratio a number of shares of common stock equal to the value of accrued and unpaid dividends on the Preferred Stock through September 15, 2015, based on the designated value of $2.3254 for each share of common stock.

How does the consideration I will receive if I tender my shares of Preferred Stock compare to the payments I would receive on the shares of Preferred Stock if I do not tender?

Holders of shares of our Preferred Stock are entitled to monthly or quarterly dividends which are paid when, if and as declared by our board of directors. As of September 15, 2015, total accrued and unpaid dividends (plus any interest to which a holder is entitled by the terms of the Preferred Stock) will be $1.502 per share of Series A Preferred Stock and $4.375 per share of Series B Preferred Stock. For each share of Preferred Stock that you exchange, you will be entitled to receive a number of shares of common stock equal to the Exchange Ratio. You will not receive any additional consideration for accrued and unpaid dividends on your Preferred Stock.

If you do not participate in the exchange offer, your Preferred Stock not exchanged would be entitled to receive accrued and unpaid dividends, and, when, if and as declared by our board of directors, dividends at an annual rate of (a) $0.80 per share of Series A Preferred Stock, payable monthly in arrears on the last day of each month for as long as such shares remain outstanding, and (b) $2.50 per share of Series B Preferred Stock, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year for as long as such shares remain outstanding. Undeclared dividends will continue to accrue and, in the case of Series A Preferred Stock, accumulate and earn additional dividends thereon at 8% compounded monthly.

What other rights will I lose if I tender my shares of Preferred Stock in the exchange offer?

If you validly tender your shares of Preferred Stock and we accept them for exchange, you would lose the rights of a holder of Preferred Stock, which are described below in this offer to exchange. For example you would lose the right to receive, out of assets available for distribution to our shareholders and before any distribution is made to the holders of stock ranking junior to the Preferred Stock (including common stock), a liquidation preference in the amount of $10.00 per share of Series A Preferred Stock and $25.00 per share of Series B Preferred Stock, in each case, plus accrued and unpaid dividends, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company.

May I tender only a portion of the shares of Preferred Stock that I hold?

Yes. You do not have to tender all of your shares of Preferred Stock to participate in the exchange offer.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not tender all of my shares of Preferred Stock in the exchange offer, how will my rights and obligations under my remaining outstanding shares of Preferred Stock be affected?

The terms of your shares of Preferred Stock, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. However, one of the conditions to consummation of the exchange offer is that our applicable shareholders have approved proposals that affect the terms of your shares of Preferred Stock. For more information regarding the shareholder proposals, see the section of this offer to exchange entitled “Summary—Recent Developments—Shareholder Proposals.”

What do we intend to do with the shares of Preferred Stock that are tendered in the exchange offer?

Shares of Preferred Stock accepted for exchange by us in the exchange offer will be retired and cancelled and will be returned to status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Preferred Stock.

Are we making a recommendation regarding whether you should tender in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Preferred Stock in the exchange offer. Accordingly, you must make your own determination as to whether to tender your shares of Preferred Stock in the exchange offer and, if so, the number of shares of Preferred Stock to tender. Before making your decision, we urge you to carefully read this offer to exchange in its entirety, including the information set forth in the section of this offer to exchange entitled “Risk Factors,” and the other documents incorporated by reference in this offer to exchange.

Will the common stock to be issued in the exchange offer be listed for trading?

We will submit a notification of listing of additional shares to NASDAQ regarding the shares of our common stock to be issued in the exchange offer. Generally, the common stock you receive in the exchange offer will be freely tradeable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. For more information regarding the market for our common stock, see the section of this offer to exchange entitled “Market for Common Stock and Preferred Stock.”

What are the conditions to the exchange offer?

The conditions to consummation of the exchange offer include (a) that at least 80% of the outstanding shares of each series of Preferred Stock (which is equivalent to 80% of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock) are tendered in the exchange offer and (b) that our applicable shareholders approve the proposals described below under “Summary—Recent Developments—Shareholder Proposals.” The exchange offer is also conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” We may waive the conditions of this exchange offer. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered shares of Preferred Stock. For more information regarding the conditions to the exchange offer, see the section of this offer to exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

When does the exchange offer expire?

The exchange offer will expire at 5:00 p.m., New York City time, on September 9, 2015, unless extended or earlier terminated by us.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this offer to exchange or waive a material condition to the exchange offer. During any extension of the exchange offer, shares of Preferred Stock that were previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, to terminate the exchange offer, at any time prior to the expiration date of the exchange offer. If the exchange offer is terminated, no shares of Preferred Stock will be accepted for exchange and any shares of Preferred Stock that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the exchange offer, see the section of this offer to exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see the section of this offer to exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

What risks should I consider in deciding whether or not to tender my Preferred Stock?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, our common stock and the Preferred Stock described in the section of this offer to exchange entitled “Risk Factors,” and the documents incorporated by reference in this offer to exchange.

What are the federal income tax consequences of my participating in the exchange offer?

Please see the section of this offer to exchange entitled “Material United States Federal Income Tax Consequences.” The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

How will the exchange offer affect the trading market for the shares of Preferred Stock that are not exchanged?

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock. In addition, after the exchange offer, we intend to apply to delist each series of Preferred Stock from NASDAQ and we do not intend to apply for listing of any series of Preferred Stock on any other national securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, your ability to sell your shares of Preferred Stock not tendered in the exchange offer may be impaired.

Are the financial condition and results of operations of the Company relevant to my decision to tender in the exchange offer?

Yes. The price of both our common stock and the Preferred Stock are closely linked to our financial condition and results of operations. For information about the accounting treatment of the exchange offer, see the section of this offer to exchange entitled “The Exchange Offer—Accounting Treatment.” In addition, the tax treatment to you of the exchange offer is dependent on whether we have current earnings and profits for 2015. See “Material United States Federal Income Tax Consequences.”

Will the Company receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

How do I tender my shares of Preferred Stock?

The exchange of shares of common stock for shares of Preferred Stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of the following:

•	a book-entry confirmation with respect to such securities;

•	the letter of transmittal (or a facsimile thereof) properly completed and duly executed or a properly transmitted agent’s message; and

•	any required signature guarantees and other documents required by the letter of transmittal.

For more information regarding the procedures for tendering your shares of Preferred Stock, see the section of this offer to exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

What happens if some or all of my shares of Preferred Stock are not accepted for exchange?

If we decide for any reason not to accept some or all of your shares of Preferred Stock, the shares of Preferred Stock not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer. For more information, see the section of this offer to exchange entitled “The Exchange Offer—Return of Unaccepted Shares of Preferred Stock.”

Until when may I withdraw previously tendered shares of Preferred Stock?

If not previously returned, you may withdraw previously tendered shares of Preferred Stock at any time until the exchange offer has expired. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from August 6, 2015. For more information, see the section of this offer to exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

How do I withdraw previously tendered shares of Preferred Stock?

Beneficial owners desiring to withdraw shares of Preferred Stock previously tendered through the Depository Trust Company (“DTC”) should contact the DTC participant through which such beneficial owners hold their shares of Preferred Stock. Registered holders who tendered other than through DTC should send written notice of withdrawal to the Exchange Agent specifying the name of the holder who tendered the securities being withdrawn and the number of shares of Preferred Stock being withdrawn. For more information regarding the procedures for withdrawing tendered shares of Preferred Stock, see the section of this offer to exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

Will I have to pay any fees or commissions if I tender my shares of Preferred Stock?

If your shares of Preferred Stock are held through a broker or other nominee who tenders the Preferred Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the procedures for tendering in the exchange offer, require additional exchange offer materials or require assistance in tendering your shares of Preferred Stock, please contact the Information Agent. You can call the Information Agent toll-free at (800) 821-8780. You may also write to the Information Agent at the address set forth on the back cover of this offer to exchange.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this offer to exchange. It likely does not contain all of the information that may be important to you or that you should consider when making a decision regarding the exchange offer. You should carefully read this entire offer to exchange, including “Risk Factors,” and the information we have incorporated by reference before making a decision to participate in the exchange offer.

Condor Hospitality Trust, Inc.

We are a self-administered real estate investment trust (REIT) that specializes in the investment and ownership of upper midscale and upscale, premium branded select-service, extended stay and limited service hotels. As of August 5, 2015, we owned 46 hotels in 19 states. Our hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Choice and Wyndham.

Our executive offices are located at 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701. Our telephone number at that location is (402) 371-2520.

Recent Developments

Name Change

On July 14, 2015, we changed our name from Supertel Hospitality, Inc. to Condor Hospitality Trust, Inc.

Conversion of Series C Preferred Stock

On January 31, 2012, at a special meeting, our shareholders approved the issuance and sale of 3,000,000 shares of our 6.25% Series C Cumulative Convertible Preferred Stock (which we refer to as the “Series C Preferred Stock”), warrants to purchase shares of our common stock and shares of our common stock which may be issued upon conversion of the Series C Preferred Stock and exercise of the warrants. In February 2012, Real Estate Strategies L.P. (which we refer to as “RES”) invested $30 million in the Company with the purchase of the Series C Preferred Stock and warrants in a private transaction. For more information regarding the terms of the Series C Preferred Stock, see the section of this offer to exchange entitled “Description of Capital Stock—Description of Preferred Stock—Series C Preferred Stock.”

RES has agreed that if we achieve an acceptance of a minimum of 80% of the outstanding shares of each series of Preferred Stock in the exchange offer, then RES will convert a minimum of an equivalent percentage of Series C Preferred Stock into common stock pursuant to the terms of the Series C Preferred Stock, subject to RES retaining a minimum beneficial ownership of 1,000 shares of Series C Preferred Stock.

If the Series A Preferred Stock and Series B Preferred Stock are each exchanged at 80% or above, but at different percentages, the percent of conversion of the Series C Preferred Stock above 80% will be the weighted average (based on liquidation value) of the difference in the exchanged percentages of the Series A Preferred Stock and Series B Preferred Stock. For example, if 80% of the Series A Preferred Stock and 90% of the Series B Preferred Stock are tendered in the exchange offer, then RES would convert 87.2% of the Series C Preferred Stock.

RES has also agreed that accrued and unpaid dividends, and compounded interest, prorated to September 15, 2015 on shares Series C Preferred Stock that are converted into common stock, will be waived and RES will receive in connection with the conversion additional shares of common stock equal to the accrued and unpaid dividends and compounded interest at a value per share of common stock equal to $2.3254, the same per share value used to determine the Exchange Ratio.

We will issue shares of common stock to the tendering holders of Preferred Stock in the exchange offer in an amount intended to represent a 10% premium above the liquidation preference of the shares. We will not issue shares to RES in connection with the conversion of the Series C Preferred Stock as a premium except in the event the shares of common stock trade lower than $2.00 per share just prior to the end of the Expiration Date.

In the event the weighted average trading price per share of our common stock for the three trading days immediately preceding the Expiration Date is below $2.00, then in addition to the shares of common stock issued on conversion of the Series C Preferred Stock and in connection with the unpaid dividends thereon, we will, if approved by our board of directors, issue additional shares of common stock to RES in connection with the conversion equal to 10% of the liquidation preference of the shares of Series C Preferred Stock so converted, with the shares of common stock valued at $2.3254 per share, the same per share value used to determine the Exchange Ratio.

If our board of directors approves the issuance of such a premium, we will announce the decision, and up to an additional 1,290,101 shares of common stock will be issued to RES, provided all conditions for the exchange offer and conversion have occurred. Holders of Preferred Stock who have tendered their shares in the exchange offer will have an opportunity to withdraw their shares from the exchange offer.

If our board of directors does not approve the issuance of such additional common stock, then we will terminate the exchange offer.

In return for its agreement to a convert Series C Preferred Stock as described herein, RES required, and we agreed to, the following:

•	in the event our common stock trades lower than $2.00 per share just prior to the end of the Expiration Date then RES will receive, subject to the our board of directors approval, a 10% premium similar to the 10% premium offered in the exchange offer to holders of Preferred Stock, or we will terminate the exchange offer;

•	we will issue our common stock, valued at $2.3254 per share, the same per share value used to determine the Exchange Ratio, in an amount equal to the accrued and unpaid dividends and interest which will be waived by RES on converted shares of Series C Preferred Stock;

•	our Amended and Restated Articles of Incorporation will, subject to shareholder approval, be amended to:

•	remove the limitation on RES owning more than 34% of our issued and outstanding voting stock;

•	remove the requirement to redeem the Series B Preferred Stock if a person or group owns more than 35% of our voting stock; and

•	authorize the issuance of our non-voting common stock;

•	RES receives a mix of voting and non-voting common stock such that its voting power does not exceed 49% to otherwise avoid consolidation of our financial results on the consolidated financial statements of IRSA Inversiones y Representaciones Sociedad Anonima (the entity that indirectly controls RES, which we refer to as “IRSA”);

•	the non-voting common stock will be convertible at RES’s option into voting common stock; provided, that conversion would not result in RES having more than 49% of voting control of the Company;

•	one RES designated director will be appointed to all current and future committees of our board of directors (as is currently required for the nominating committee);

•	that as long as RES has the right to designate two or more directors to our board of directors:

•	the affirmative vote of the board members designated by RES will be required as part of the vote of our board of directors approving an exemption under Article IX, Section 7 of our Amended and Restated Articles of Incorporation from the 9.9% “Ownership Limitation” set forth therein, or otherwise such exemption will not be approved; and

•	director nominees nominated by the nominating committee of our board of directors will require the affirmative vote of the RES designated director on the committee;

•	the warrants termination of January 31, 2017 would be extended, at the option of RES, for 50% of the warrants to January 31, 2018, and 50% of the warrants to January 31, 2019, the beneficial ownership limitation therein of 34% would be removed and the warrants would be permitted to be exercised for common stock or non-voting convertible common stock;

•	eliminate the requirement that RES hold 1,250,000 common shares to exercise its pro rata preemptive rights in share offerings, with the term of the preemptive rights extended from January 31, 2018 to January 31, 2020; and

•	preserve in a contract the current rights in Section 7(c) of Series C Preferred Stock that as long as RES has the right to appoint two or more directors then RES and/or IRSA consent is necessary for (a) a company merger, liquidation or sale, (b) offerings of 20% or more of common or voting stock and (c) related party transactions in excess of $120,000.

On July 23, 2015, RES, IRSA and the Company executed a written agreement on the rights and obligations agreed to in connection with the exchange offer and conversion of Series C Preferred Stock.

Certain of the above agreements between RES, IRSA and the Company involve matters that are subject to shareholder approval as provided below. All of the above agreements are void and of no effect unless the requisite shareholder approvals, as provided in our proxy statement for the special meeting of shareholders to be held on September 3, 2015, are received, the exchange offer is completed and the required percentage of Series C Preferred Stock is converted into common stock.

Additional information regarding the conversion of Series C Preferred Stock is included in our proxy statement for the special meeting of shareholders to be held on September 3, 2015, which is incorporated by reference in this offer to exchange. See “Where You Can Find More Information.”

Shareholder Proposals

In connection with the exchange offer, we are submitting the following proposals for shareholder approval at a special meeting to be held on September 3, 2015:

•	for approval by the holders of our common stock and Series C Preferred Stock, pursuant to Nasdaq Marketplace Rule 5635(d), the issuance of up to 11,664,615 shares of our common stock in the exchange offer and in connection with conversion of the Series C Preferred Stock;

•	for approval by the holders of our common stock, Series B Preferred Stock and Series C Preferred Stock, an amendment of Article XI, Section 6(f) of our Amended and Restated Articles of Incorporation to delete the beneficial ownership of more than 35% of our voting stock as a change of control that requires the redemption of the Series B Preferred Stock;

•	for approval by the holders of our common stock and Series C Preferred Stock, the removal of the limitation on RES and its affiliates of beneficial ownership of more than 34% of our issued and outstanding voting stock;

•	for approval by the holders of our common stock and Series C Preferred Stock, an amendment of Article III of our Amended and Restated Articles of Incorporation to grant us authority to issue up to 30,000,000 shares of non-voting convertible common stock;

•	for approval by the holders of our common stock and Series C Preferred Stock, an amendment of Article XII, Section 8(a) of our Amended and Restated Articles of Incorporation to permit conversion of the Series C Preferred Stock into common stock or non-voting convertible common stock; and

•	for approval by the holders of our common stock, an amendment of the warrants held by RES, at the option of RES, to extend the end of the exercise period from January 31, 2017 to January 31, 2018 for 50% of the warrants and to January 31, 2019 for the other 50% of the warrants, to remove the beneficial ownership limitation of 34% and to permit the warrants to be exercised for common stock or non-voting convertible common stock.

Additional information regarding the shareholder proposals is included in our proxy statement for the special meeting of shareholders to be held on September 3, 2015, which is incorporated by reference in this offer to exchange. See “Where You Can Find More Information.”

One of the conditions to consummation of the exchange offer is that our applicable shareholders have approved the proposals described above. See “The Exchange Offer—Conditions to the Exchange Offer.”

Summary of the Exchange Offer

The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this offer to exchange entitled “The Exchange Offer,” “Description of Capital Stock”, “Comparison of Rights Between the Preferred Stock and Our Common Stock” and “Description of Certain Material Provisions of Maryland Law, Our Amended and Restated Articles of Incorporation and Our Bylaws.”

Offeror	Condor Hospitality Trust, Inc.

Securities Subject to the Exchange Offer	All of the outstanding shares of 8% Series A Cumulative Preferred Stock (803,270 shares outstanding as of July 31, 2015) and 10% Series B Cumulative Preferred Stock (332,500 shares outstanding as of July 31, 2015).

The Exchange Offer	We are offering to exchange a number of shares of our common stock equal to the Exchange Ratio for each validly tendered and accepted share of Preferred Stock upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment).

Any shares of Preferred Stock not exchanged will remain outstanding. The shares of Preferred Stock validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Exchange Ratio	The Exchange Ratio will equal:

•	5.38 shares of common stock for each share of Series A Preferred Stock; and

•	13.71 shares of common stock for each share of Series B Preferred Stock.

Accrued and Unpaid Dividends	You will be waiving all rights to any and all accrued and unpaid dividends existing on the Preferred Stock as to the shares of Preferred Stock so exchanged. We have included in the Exchange Ratio a number of shares of common stock equal to the value of accrued and unpaid dividends on the Preferred Stock through September 15, 2015, based on the designated value of $2.3254 for each share of common stock.

Fractional Shares	Fractional shares will not be issued in the exchange offer and cash will be paid in lieu of any fractional shares.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 9, 2015, unless extended or earlier terminated by us.

Certain Consequences to Non-Tendering Holders	Shares of Preferred Stock not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer.

Conditions to the Exchange Offer	The conditions to consummation of the exchange offer include (a) that at least 80% of the outstanding shares of each series of Preferred Stock (which is equivalent to 80% of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock) are tendered in the exchange offer and (b) that our applicable shareholders approve the proposals described above under “Summary—Recent Developments—Shareholder Proposals.” The exchange offer is also conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid.

No Appraisal Rights	No appraisal rights are available to holders of Preferred Stock in connection with the exchange offer.

Procedures For Tendering Shares of Preferred Stock	To tender shares of Preferred Stock, American Stock Transfer & Trust Company, LLC, the Exchange Agent, must receive timely, prior to the expiration date of the exchange offer, (a) a book-entry confirmation with respect to the Preferred Stock, (b) the letter of transmittal (or a facsimile thereof) properly completed and duly executed or a properly transmitted agent’s message and (c) any required signature guarantees and other documents required by the letter of transmittal.

We describe the procedures for tendering shares of Preferred Stock in “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.” For further information, contact the Exchange Agent at its telephone number and address set forth on the back cover page of this offer to exchange or consult your broker, dealer, commercial bank, trust company or custodian for assistance.

If you wish to tender shares of Preferred Stock that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

Withdrawal Rights	You may withdraw previously tendered shares of Preferred Stock at any time before the expiration date of the exchange offer. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for purchase after the expiration of 40 business days from August 6, 2015. See the section of this offer to exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

Risk Factors	You should consider carefully all of the information set forth in this offer to exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the exchange offer.

Material United States Federal Income Tax Consequences For Preferred Stock Holders	We intend to treat the exchange of your shares of Preferred Stock for shares of our common stock pursuant to the exchange offer as a recapitalization. While generally a recapitalization is not a taxable transaction for persons who exchange preferred stock for common stock, some portion of the common stock you will receive if you make the exchange may be treated as a dividend to the extent we have current or accumulated earnings and profits as determined for U.S. Federal Income Tax purposes. We believe that the amount of our “accumulated” earnings and profits through December 31, 2014, is negative. However, “current” earnings and profits means our earnings and profits for the current taxable year, which will not end until December 31, 2015. Notwithstanding the foregoing, because we estimate that we will have no current earnings and profits for 2015, although no assurance can be given, we estimate that no portion of the common stock received in the exchange offer will be treated as a dividend to holders tendering Preferred Stock. For a detailed discussion, please see the section titled “Material United States Federal Income Tax Consequences.”

Brokerage Commissions	If your shares of Preferred Stock are held through a broker or other nominee who tenders shares of Preferred Stock on your behalf, your broker may charge you a commission for doing so.

Information Agent	D.F. King & Co., Inc.

Exchange Agent	American Stock Transfer & Trust Company, LLC

Market-Trading

Our common stock is listed on NASDAQ under the symbol “CDOR.” On August 5, 2015, the last reported sale price of our common stock on NASDAQ was $1.71 per share. We will submit a notification of listing of additional shares to NASDAQ regarding the shares of our common stock to be issued in the exchange offer. The Series A Preferred Stock and Series B Preferred Stock are listed on NASDAQ under the symbols “CDORP” and “CDORO,” respectively. On

July 22, 2015, the last trading day before we filed a Form 8-K first disclosing information on the exchange offer terms, the last reported trading price of the Series A Preferred Stock and Series B Preferred Stock on NASDAQ was $7.80 per share and $19.75 per share, respectively. On August 5, 2015, the last reported sale price of the Series A Preferred Stock and Series B Preferred Stock on NASDAQ was $8.60 per share and $21.10 per share, respectively. After the exchange offer, we intend to apply to delist each series of Preferred Stock from NASDAQ and we do not intend to apply for listing of any series of Preferred Stock on any other national securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Exchange Act.

Further Information	If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your shares of Preferred Stock, please contact the Information Agent. If you would like additional copies of this offer to exchange, our annual, quarterly and current reports, proxy statement and other information that we incorporate by reference in this offer to exchange, please contact the Information Agent. The contact information is set forth on the back cover of this offer to exchange.

RISK FACTORS

In considering whether to participate in the exchange offer, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this offer to exchange.

Risks Related to the Exchange Offer

By tendering your shares of Preferred Stock, you will lose your right to receive cash for accrued and unpaid dividends and the right to receive future dividends.

Holders of shares of our Preferred Stock are entitled to monthly or quarterly dividends, which are paid in cash when, if and as declared by our board of directors. As of September 15, 2015, total accrued and unpaid dividends (plus any interest to which a holder is entitled by the terms of the Preferred Stock) will be $1.502 per share of Series A Preferred Stock and $4.375 per share of Series B Preferred Stock.

As of September 15, 2015, there will be an aggregate of approximately $6.14 million of cumulative accrued and unpaid dividends (plus any interest to which a holder is entitled by the terms of the preferred stock) on all of our outstanding preferred stock, which includes approximately $2.66 million as to the Preferred Stock. None of the cumulative accrued and unpaid dividends have been declared payable by our board of directors. Although we do not anticipate paying all accrued and unpaid dividends on our outstanding Preferred Stock in the foreseeable future, we may pay dividends on our Preferred Stock from time to time if the board determines that our financial condition and requirements justify such dividends.

For each share of Series A Preferred Stock that you exchange, you will be entitled to receive 5.38 shares of common stock, and you will be required to waive all accrued and unpaid dividends on each share of Series A Preferred Stock exchanged. For each share of Series B Preferred Stock that you exchange, you will be entitled to receive 13.71 shares of common stock, and you will be required to waive all accrued and unpaid dividends on each share of Series B Preferred Stock exchanged. We have included in the Exchange Ratio a number of shares of common stock equal to the value of accrued and unpaid dividends on the Preferred Stock through September 15, 2015, based on the designated value of $2.3254 for each share of common stock. You will not receive any additional consideration for accrued and unpaid dividends on your Preferred Stock.

If your shares of Preferred Stock are validly tendered and accepted for exchange, you will lose the right to receive any future dividends to be paid on such shares after completion of the exchange offer.

In the future, we may acquire any shares of Preferred Stock that are not tendered in the exchange offer for consideration different than that in the exchange offer.

In the future, we may acquire shares of Preferred Stock that are not tendered in the exchange offer through open market purchases, privately negotiated transactions, an exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, which may be more or less than the value of the common stock being exchanged for the Preferred Stock under the exchange offer, and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

The Exchange Ratio is fixed and will not be adjusted. The market price of the common stock that you receive may fluctuate, and you cannot be sure of the market value of the shares of common stock issued in the exchange offer.

We are offering to exchange a number of shares of our common stock equal to the Exchange Ratio for any and all validly tendered and accepted shares of Preferred Stock. The Exchange Ratio will not be adjusted due to any increases or decreases in the market price of our common stock or the Preferred Stock. The value of the common stock received in the exchange offer will depend upon the market price of a share of our common stock on the settlement date. The market price of the common stock will likely be different on the settlement date than it is as of the date the exchange offer commences. The market value of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the lodging industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional or other large shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this offer to exchange;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to maintain our REIT qualification;

•	changes in our credit ratings; and

•	general market and economic conditions.

Accordingly, holders of the Preferred Stock will not know the exact market value of our common stock that will be issued in connection with the exchange offer.

In addition, we may extend the exchange offer, during which time the market value of our common stock will fluctuate. See “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.” Promptly following our acceptance of Preferred Stock tendered in the exchange offer, we will issue the shares of common stock, during which time the market value of our common stock will also fluctuate.

All of our debt obligations and our preferred stock, including any shares of Preferred Stock that remain outstanding after the exchange offer, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding-up.

In any liquidation, dissolution or winding up of the Company, our common stock would rank below all debt claims against the Company and all of our outstanding shares of preferred stock, including the shares of Preferred

Stock that are not tendered and accepted by us in this exchange offer. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings and may dilute your percentage interest in our common stock.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock. Such future sales could also significantly reduce the percentage ownership of our existing common shareholders.

We have not declared or paid dividends on our outstanding common stock in several years and have a substantial amount of accrued and unpaid dividends on our outstanding preferred stock.

We suspended our quarterly common stock dividend in March 2009 and our monthly and quarterly preferred stock dividends at the end of 2013 to preserve our capital and improve liquidity. As of September 15, 2015, there will be approximately $6.14 million of accrued and unpaid dividends (plus any interest to which a holder is entitled by the terms of the preferred stock) on our outstanding preferred stock.

Until all accrued and unpaid dividends are paid on our outstanding preferred stock, no dividends may be paid on our common stock. In the event of our liquidation, dissolution or winding-up, there can be no distributions on our common stock until all of the liquidation preference and stated value amounts of our outstanding preferred stock and all accrued and unpaid dividends due on our outstanding preferred stock are paid in full. Further, not paying all of the accrued dividends on our outstanding preferred stock could adversely affect the marketability of our common stock and our ability to raise additional equity capital.

If we have current or accumulated earnings and profits, a portion of the common stock you receive in exchange for shares of Preferred Stock will be treated as a dividend.

The exchange of Preferred Stock for common stock pursuant to the exchange offer constitutes a recapitalization for federal tax purposes. While generally a recapitalization is not a taxable transaction for persons who exchange preferred stock for common stock, some portion of the common stock you will receive if you make the exchange will be treated as a dividend to the extent we have current or accumulated earnings and profits as determined for U.S. Federal Income Tax purposes. We believe that the amount of our “accumulated” earnings and profits through December 31, 2014, is negative. However, “current” earnings and profits means our earnings and profits for the current taxable year, which will not end until December 31, 2015. Notwithstanding the foregoing, because we estimate that we will have no current earnings and profits for 2015, although no assurance can be given, we estimate that no portion of the common stock received in the exchange offer will be treated as a dividend to holders tendering Preferred Stock. See “Material United States Federal Income Tax Consequences.”

The offer consideration does not reflect any independent valuation of the Preferred Stock or the common stock.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the offer consideration or the relative values of the Preferred Stock and offer consideration. If you tender your Preferred Stock, you may or may not receive more than or as much value as if you choose to keep it.

The offer may not be consummated.

We are not obligated to complete the offer if any condition to the offer is not met. If the exchange offer is terminated, no shares of Preferred Stock will be accepted for exchange and any shares of Preferred Stock that have been tendered will be returned to the holder promptly after termination.

Risks Related to Holding Shares of Preferred Stock After the Exchange Offer

Shares of Preferred Stock that you continue to hold after the exchange offer are expected to become less liquid following the exchange offer, and we intend to delist the Preferred Stock from NASDAQ.

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock. Furthermore, a security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of shares of Preferred Stock that do not tender to sell their shares of Preferred Stock. In addition, after the exchange offer, we intend to apply to delist each series of Preferred Stock from NASDAQ and we do not intend to apply for listing of any series of Preferred Stock on any other national securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Exchange Act.

The trading prices for the shares of Preferred Stock that remain outstanding after the exchange offer will be directly affected by the trading prices of our common stock.

Even though the Preferred Stock is not convertible into shares of our common stock, the trading prices of the Preferred Stock in the secondary market is directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by the factors described in the section of this offer to exchange entitled “—Risks Related to the Exchange Offer—The Exchange Ratio is fixed and will not be adjusted. The market price of the common stock that you receive may fluctuate, and you cannot be sure of the market value of the shares of common stock issued in the exchange offer.”

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We will pay all fees and expenses related to the exchange offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any shares of Preferred Stock.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2015:

(a)	on an actual basis;

(b)	on an as-adjusted basis after giving effect to the transactions in the preferred stock as described in the notes to the table, and including:

•	the consummation of the exchange offer assuming the tender and acceptance of 80% of the outstanding shares of the Preferred Stock and the issuance of 5.38 shares of common stock for each share of Series A Preferred Stock tendered and accepted and 13.71 shares of common stock for each share of Series B Preferred Stock tendered and accepted;

•	the conversion of 80% of the Series C Preferred Stock and the issuance of 6.75 shares of common stock for each share of Series C Preferred Stock converted; and

•	extension of the end of the exercise period of the warrants held by RES from January 31, 2017 to January 31, 2018 for 50% of the warrants and to January 31, 2019 for the other 50% of the warrants.

(c)	on an as-adjusted basis after giving effect to the transactions in the preferred stock described in the notes to the table, including:

•	the consummation of the exchange offer assuming the tender and acceptance of 100% of the outstanding shares of the Preferred Stock and the issuance of 5.38 shares of common stock for each share of Series A Preferred Stock tendered and accepted and 13.71 shares of common stock for each share of Series B Preferred Stock tendered and accepted;

•	the conversion of 100% of the Series C Preferred Stock and the issuance of 7.38 shares of common stock for each share of Series C Preferred Stock converted, assuming the premium associated with the additional shares are issued on the Series C Preferred Stock; and

•	extension of the end of the exercise period of the warrants held by RES from January 31, 2017 to January 31, 2018 for 50% of the warrants and to January 31, 2019 for the other 50% of the warrants.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the accompanying notes which are incorporated by reference herein.

	As of March 31, 2015
	(unaudited)
	Actual	As Adjusted	As Adjusted
	(a)	(b)	(c)
(in thousands except per share data)
Series C preferred embedded derivative at fair value	$10,921	$3,051	$—
Warrant derivative	4,593	5,460	5,460
Total debt (1)	85,694	85,694	85,694
Redeemable Preferred Stock: 10% Series B Preferred Stock, $0.01 par value per share, $25.00 liquidation preference per share, 800,000 shares authorized, 332,500 shares outstanding (actual), 66,500 shares and no shares outstanding (as adjusted), respectively	7,662	1,532	—
Shareholders’ equity:
8% Series A Preferred Stock, $0.01 par value per share, $10.00 liquidation preference per share, 2,500,000 shares authorized, 803,270 shares outstanding (actual), 160,664 shares and no shares outstanding (as adjusted), respectively	8	2	—
6.25% Series C Preferred Stock, $0.01 par value per share, $10.00 liquidation preference per share, 3,000,000 shares authorized, 3,000,000 shares outstanding (actual), 600,000 shares and no shares outstanding (as adjusted), respectively	30	6	—
Common Stock, $0.01 par value per share, 200,000,000 shares authorized, 4,923,847 shares outstanding (actual), 28,227,897 shares and 35,938,361 outstanding (as adjusted), respectively (2)	49	282	359
Additional paid-in capital	138,293	151,223	155,737
Distributions in excess of retained earnings	(115,814)	(115,814)	(115,814)

Total shareholders’ equity	$22,566	$35,699	$40,282
Noncontrolling interest
Noncontrolling interest in consolidated partnership, redemption value $1,139	371	371	371

Total equity	$22,937	$36,070	$40,653

Total capitalization	$131,807	$131,807	$131,807

(1)	Total debt includes $21.2 million of debt related to hotels held for sale.
(2)	Common stock outstanding on an as adjusted basis excludes (a) 8,750 shares of common stock issuable upon exercise of outstanding options granted to our employees having a weighted average exercise price of $7.93, (b) 4,180,000 shares of common stock reserved for issuances upon exercise of the warrants with an exercise price of $1.92, (c) 3,750,000 shares of common stock reserved for issuances upon conversion of the shares of the Series C Preferred Stock that are expected to be held by RES following the close of the exchange offer, assuming a 80% conversion, with an exercise price of $1.60 and (d) 670,020 shares of common stock reserved for issuances upon redemption of limited partnership interests in our Operating Partnership.

MARKET FOR COMMON STOCK AND PREFERRED STOCK

Our common stock is listed for trading on NASDAQ under the symbol “CDOR.” The following table shows, for the periods indicated, the high and low sales prices for our common stock as reported on NASDAQ.

	Common stock price
	High	Low
Fiscal year ending December 31, 2015:
Third Quarter (through August 5, 2015)	$2.74	$1.46
Second Quarter	$3.70	$1.61
First Quarter	$2.27	$1.42
Fiscal year ending December 31, 2014:
Fourth quarter	$2.89	$1.73
Third quarter	$3.17	$1.55
Second quarter	$2.23	$1.17
First quarter	$4.25	$1.43
Fiscal year ending December 31, 2013:
Fourth quarter	$6.89	$2.38
Third quarter	$7.76	$4.96
Second quarter	$9.44	$6.96
First quarter	$9.84	$7.68

As of July 31, 2015, we had approximately 100 record holders of our common stock. This number does not include investors whose ownership is recorded in the name of their brokerage company.

The Series A Preferred Stock is listed for trading on NASDAQ under the symbol “CDORP.” The following table shows, for the periods indicated, the high and low sales prices for the Series A Preferred Stock as reported on NASDAQ.

	Series A Preferred Stock price
	High	Low
Fiscal year ending December 31, 2015:
Third Quarter (through August 5, 2015)	$9.74	$7.33
Second Quarter	$8.70	$7.07
First Quarter	$7.95	$5.27
Fiscal year ending December 31, 2014:
Fourth quarter	$8.00	$4.50
Third quarter	$9.60	$5.26
Second quarter	$5.59	$4.35
First quarter	$7.01	$4.01
Fiscal year ending December 31, 2013:
Fourth quarter	$9.50	$4.66
Third quarter	$10.80	$9.29
Second quarter	$10.19	$9.27
First quarter	$10.48	$9.26

As of July 31, 2015, we had one record holder and approximately 300 beneficial holders of the Series A Preferred Stock.

The Series B Preferred Stock is listed for trading on NASDAQ under the symbol “CDORO.” The following table shows, for the periods indicated, the high and low sales prices for the Series B Preferred Stock as reported on NASDAQ.

	Series B Preferred Stock price
	High	Low
Fiscal year ending December 31, 2015:
Third Quarter (through August 5, 2015)	$26.06	$19.06
Second Quarter	$21.49	$17.79
First Quarter	$19.31	$14.25
Fiscal year ending December 31, 2014:
Fourth quarter	$22.75	$13.63
Third quarter	$22.02	$15.42
Second quarter	$17.04	$13.26
First quarter	$17.70	$12.52
Fiscal year ending December 31, 2013:
Fourth quarter	$25.99	$12.11
Third quarter	$26.20	$24.27
Second quarter	$26.46	$25.08
First quarter	$26.10	$25.19

As of July 31, 2015, we had one record holder and approximately 300 beneficial holders of the Series B Preferred Stock.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our historical consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and our Form 10-Q and incorporated by reference in this offer to exchange.

	Historical
	As of and For the Three Months Ended March 31, (unaudited)		As of and for the Years Ended December 31,
(In thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
Operating data (1):
Room rentals and other hotel services (2)	$12,346	$11,291	$57,409	$53,782	$55,733	$52,480	$51,570

Net earnings (loss) from continuing operations	2,113	(687)	(19,311)	1,514	(7,937)	(3,112)	(2,344)
Discontinued operations	1,337	182	3,052	(2,867)	(2,283)	(14,365)	(8,258)

Net earnings (loss)	3,450	(505)	(16,259)	(1,353)	(10,220)	(17,477)	(10,602)
Loss (earnings) attributable to noncontrolling interest	(281)	1	23	2	10	32	17

Net earnings (loss) attributable to controlling interests	3,169	(504)	(16,236)	(1,351)	(10,210)	(17,445)	(10,585)
Preferred stock dividends declared and undeclared	(891)	(847)	(3,452)	(3,349)	(3,169)	(1,474)	(1,474)

Net earnings (loss) attributable to common shareholders	2,278	(1,351)	(19,688)	(4,700)	(13,379)	(18,919)	(12,059)

EBITDA (3)	5,718	2,513	(4,605)	12,035	11,078	1,575	10,116

Adjusted EBITDA (3)	1,568	1,143	13,413	12,397	17,063	15,997	18,573

FFO (4)	3,821	153	(12,968)	7,874	(2,253)	3,933	6,571

Adjusted FFO (4)	(1,002)	(1,893)	1,450	(391)	(1,766)	4,057	6,649

Weighted average number of shares outstanding:
basic	4,747	2,892	3,897	2,890	2,885	2,872	2,820

diluted for EPS calculation	23,506	2,892	3,897	2,890	2,885	2,872	2,820

diluted for FFO per share calculation	23,737	2,904	3,897	10,392	2,885	2,872	2,820

Net earnings (loss) per common share from continuing operations—basic	0.23	(0.53)	(5.84)	(0.64)	(3.85)	(1.59)	(1.35)

Net earnings (loss) per common share from discontinued operations—basic	0.25	0.06	0.79	(0.99)	(0.79)	(5.00)	(2.93)

Net earnings (loss) per common share basic	0.48	(0.47)	(5.05)	(1.63)	(4.64)	(6.59)	(4.28)

Net earnings (loss) per common share diluted	(0.09)	(0.47)	(5.05)	(1.63)	(4.64)	(6.59)	(4.28)

FFO per share—basic	0.77	0.05	(3.33)	2.72	(0.78)	1.37	2.33

Adjusted FFO per share—basic	(0.20)	(0.65)	0.37	(0.14)	(0.61)	1.41	2.36

FFO per share—diluted	(0.02)	0.05	(3.33)	0.94	(0.78)	1.37	2.33

Adjusted FFO per share—diluted	(0.20)	(0.65)	0.17	(0.14)	(0.61)	1.41	2.36

Total assets	139,600	170,327	146,444	172,085	201,847	221,172	256,644
Total debt	85,694	117,892	92,687	118,045	132,821	165,845	175,010
Net cash flow:
Provided by operating activities	237	(178)	5,387	2,017	6,583	2,865	7,672
Provided by investing activities	6,556	600	17,942	15,613	4,223	8,147	6,865
Used by financing activities	(6,646)	(66)	(23,201)	(18,476)	(10,194)	(11,066)	(14,632)

	Historical
	As of and For the Three Months Ended March 31, (unaudited)		As of and for the Years Ended December 31,
(In thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
Reconciliation of Weighted average number of shares for EPS basic to FFO diluted:
EPS basic shares	4,747	2,892	3,897	2,890	2,885	2,872	2,820
Noncontrolling interest	231	12	0	0	0	0	0

FFO-basis	4,978	2,904	3,897	2,890	2,885	2,872	2,820
Common stock issuable upon exercise or conversion of:
Warrants-employee	8	0	0	0	0	0	0
Restricted Stock	1	0	0	2	0	0	0
Series C Preferred Stock	18,750	0	0	3,750	0	0	0
Warrants	0	0	0	3,750	0	0	0

FFO diluted shares	23,737	2,904	3,897	10,392	2,885	2,872	2,820

FFO-basis	4,978	2,904	3,897	2,890	2,885	2,872	2,820
Common stock issuable upon exercise or conversion of:
Warrants-employee	0	0	0	0	0	0	0
Restricted Stock	0	0	5	2	0	0	0
Series C Preferred Stock	0	0	12,134	3,750	0	0	0
Warrants	0	0	3,750	3,750	0	0	0
Convertible debt	0	0	551	0	0	0	0

Adjusted FFO diluted shares	4,978	2,904	20,337	10,392	2,885	2,872	2,820

	Historical
	As of and For the Three Months Ended March 31, (unaudited)		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA
Net earnings ( loss) attributable to common shareholders	$2,278	$(1,351)	$(19,688)	$(4,700)	$(13,379)	$(18,919)	$(12,059)
Interest, including discontinued operations	1,672	2,180	8,256	8,277	9,869	11,371	12,068
Loss on debt extinguishment	7	9	278	1,164	191	1,031	156
Income tax expense (benefit), including discontinued operations (5)	0	0	0	0	5,610	(1,904)	(1,757)
Depreciation and amortization, including discontinued operations	1,480	1,676	6,549	7,294	8,787	9,996	11,708
Noncontrolling interest	281	(1)	(23)	(2)	(10)	(32)	(17)

EBITDA	$5,718	$2,513	$(4,628)	$12,033	$11,068	$1,543	$10,099
Net gain on disposition of assets	(950)	(143)	(2,750)	(1,806)	(7,833)	(1,452)	(1,276)
Impairment	732	(28)	2,921	7,086	10,172	14,308	8,198
Preferred stock dividends declared and undeclared	891	847	3,452	3,349	3,169	1,474	1,474
Unrealized (gain) loss on derivatives	4,823	(2,115)	14,430	(10,028)	247	0	0
Acquisition and termination expense	0	0	0	713	240	124	78
Gain on debt conversion	0	0	(88)	0	0	0	0
Terminated equity transactions	0	69	76	1,050	0	0	0

Adjusted EBITDA	$1,568	$1,143	$13,413	$12,397	$17,063	$15,997	$18,573

	Historical
	As of and For the Three Months Ended March 31, (unaudited)		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010

RECONCILIATION OF NET EARNINGS (LOSS) TO FFO AND ADJUSTED FFO, BASIC AND DILUTED
Net earnings (loss) attributable to common shareholders	$2,278	$(1,351)	$(19,688)	$(4,700)	$(13,379)	$(18,919)	$(12,059)
Depreciation and amortization, including discontinued operations	1,480	1,676	6,549	7,294	8,787	9,996	11,708
Net gain on disposition of assets	(950)	(143)	(2,750)	(1,806)	(7,833)	(1,452)	(1,276)
Noncontrolling interest	281	(1)	0	0	0	0	0
Impairment	732	(28)	2,921	7,086	10,172	14,308	8,198

FFO available to common shareholders	$3,821	$153	$(12,968)	$7,874	$(2,253)	$3,933	$6,571

Unrealized (gain) loss on derivatives	(4,823)	0	0	0	0	0	0
Series C Preferred Stock	506	0	0	1,875	0	0	0

FFO diluted	$(496)	$153	$(12,968)	$9,749	$(2,253)	$3,933	$6,571

FFO available to common shareholders	$3,821	$153	$(12,968)	$7,874	$(2,253)	$3,933	$6,571
Unrealized (gain) loss on derivatives	(4,823)	(2,115)	14,430	(10,028)	247	0	0
Acquisition and termination expense	0	0	0	713	240	124	78
Gain on debt conversion	0	0	(88)	0	0	0	0
Terminated equity transactions	0	69	76	1,050	0	0	0

Adjusted FFO	$(1,002)	$(1,893)	$1,450	$(391)	$(1,766)	$4,057	$6,649
Convertible debt	0	0	85	0	0	0	0
Series C Preferred Stock	0	0	1,949	0	0	0	0

Adjusted FFO diluted	$(1,002)	$(1,893)	$3,484	$(391)	$(1,766)	$4,057	$6,649

(1)	Revenues for all periods exclude revenues from hotels classified in discontinued operations in the statements of operations.
(2)	Hotel revenues include room and other revenues from the operations of the hotels.
(3)	EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate EBITDA and Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the operating profitability between periods, even though EBITDA and Adjusted EBITDA do not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we add back noncontrolling interest, net (gain) loss on disposition of assets, preferred stock dividends, acquisition and termination expenses, and terminated equity transactions expense, which are cash charges. We also add back impairment, gain on debt conversion, and unrealized gain or loss on derivatives, which are non-cash charges.

EBITDA and Adjusted EBITDA do not represent cash generated from operating activities determined by GAAP and should not be considered as alternatives to net earnings, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA and Adjusted EBITDA are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither do the measurements reflect cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA and Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

(4)	FFO and Adjusted FFO (“AFFO”) are non-GAAP financial measures. We consider FFO and AFFO to be market accepted measures of an equity REIT’s operating performance, which are necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net earnings computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and impairment, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. AFFO is FFO adjusted to exclude either gains or losses on derivative liabilities, and gain on debt conversion, which are noncash charges against earnings, and which do not represent results from our core operations. AFFO also adds back acquisition costs and equity offering expense. FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as alternatives to net earnings (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We use FFO and AFFO as performance measures to facilitate a periodic evaluation of our operating results relative to those of our peers. We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

(5)	Income tax expense (benefit), including discontinued operations for 2014 and 2013 includes an increase in the income tax valuation allowance of $26,000 and $1.3 million, respectively.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2015 and March 31, 2014, and for each of the last five fiscal years.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to combined fixed charges and preferred stock dividends	1.37	0.5	-0.9	0.86	0.66	0.66	0.72

Our earnings were insufficient to cover fixed charges by approximately $1.5 million for the quarter ended March 31, 2015, approximately $22.7 million for the fiscal year ended December 31, 2014, approximately $1.8 million for the fiscal year ended December 31, 2013, approximately $4.5 million for the fiscal year ended December 31, 2012, approximately $4.7 million for the fiscal year ended December 31, 2011, and approximately $3.9 million for the fiscal year ended December 31, 2010. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. “Fixed charges” consist of interest costs, whether expensed or capitalized, amortized premiums, discounts and capitalized expense related to indebtedness and an estimate of the interest within rental expense.

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

The purpose of the exchange offer for the Preferred Stock is to reduce our fixed dividend obligations, including the outstanding amount of our accrued and unpaid dividends, and to simplify our capital structure. The exchange offer allows current holders of shares of Preferred Stock to receive a premium in shares of common stock to the dividend payments they would receive if their Preferred Stock was converted on August 6, 2015, the date of commencement of this exchange offer.

Following the consummation of the exchange offer, we will no longer have any payment obligations with respect to shares of Preferred Stock that are exchanged, including with respect to accrued and unpaid dividends. Holders of Preferred Stock who participate in the exchange offer will waive their rights to receive, and forfeit any right to, accrued and unpaid dividends on the shares of Preferred Stock that they exchange.

Background of the Offer

We do not anticipate that proceeds from the sale of hotels will be the primary source of funds for hotel acquisitions. Although we have no specific plans at this time for public offerings, it is the view of our board of directors that we will need to enter into the capital markets and sell securities to raise capital for significant growth.

At any time, including the present, that dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are accumulating and unpaid, we cannot declare cash dividends on the common stock. The inability to pay cash dividends on common stock, in the view of our board of directors, severely impacts our ability to raise capital through a common stock offering. Our board of directors does not currently anticipate when, if ever, the payment of cash dividends on the preferred stock will be resumed. In its consideration of the exchange offer, the board of directors recognized that if all shares of Preferred Stock were tendered in the exchange offer, and all of the shares of Series C Preferred Stock were converted into common stock, then a resumption of dividends on the common stock would not be prohibited due to unpaid dividends on preferred stock.

At a board of directors meeting held on July 12, 2015, the proposed exchange offer was presented to the board. The board reviewed the terms of the exchange offer and unanimously determined to approve the exchange offer as fair and in the best interests of us and our shareholders.

Fairness of the Offer

On July 12, 2015, our board of directors approved the exchange offer as fair and in our best interests and our shareholders’ best interests, including unaffiliated shareholders. The board of directors took into account a number of factors, including the following, in support of its determination that the exchange offer is substantively fair and in our best interest and the best interest of our shareholders, including its unaffiliated shareholders:

•	our need for capital infusion to meet our liquidity needs for acquisitions;

•	the judgment of our board of directors and management that other public or private offerings would be unlikely to raise a significant amount of capital on a timely basis without a reduction of the number of shares of existing preferred stock;

•	our board of directors’ and management’s belief that announcing a significant reduction of the number of shares of existing preferred stock would demonstrate enhanced financial viability to current and potential investors and lenders;

•	our board of directors inability to determine when, if at all, that payment of cash dividends will be resumed on the preferred stock;

•	the fact that the exchange offer is conditioned on receiving valid tenders from at least 80% of the outstanding shares of each series of Preferred Stock (which is equivalent to 80% of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock);

•	the fact that the exchange offer is conditioned on our applicable shareholders approving the proposals described above under “Summary—Recent Developments—Shareholder Proposals;”

•	the agreements negotiated with RES regarding conversion of the Series C Preferred Stock, which are described above under “Summary—Recent Developments—Conversion of Series C Preferred Stock;”

•	the likelihood that the transaction would be consummated;

•	the fact that our offer is a voluntary transaction in which our holders of Preferred Stock may or may not participate;

•	the limited trading market for our Preferred Stock, including limited liquidity and trading volume;

•	the holders of the Preferred Stock are provided with full disclosure of the terms and conditions of the exchange offer; and

•	the holders of the Preferred Stock are afforded sufficient time to consider the offer.

In view of the wide variety of factors considered in connection with its evaluation of the offer, our board of directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer.

The board also believes that the transaction is fair to those holders of Preferred Stock who decline to tender their shares of Preferred Stock and choose to continue holding shares of Preferred Stock following the completion of the exchange offer. See “Risk Factors—Risks Related to Holding Shares of Preferred Stock After the Exchange Offer” for a discussion of the consequences that result from continuing to hold shares of Preferred Stock.

Terms of the Exchange Offer

We are offering to exchange a number of shares of our common stock equal to the Exchange Ratio for any and all validly tendered and accepted shares of Preferred Stock, upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment).

Any shares of Preferred Stock tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. Shares of Preferred Stock accepted in the exchange offer will be retired and cancelled and will be restored to the status of authorized and unissued shares of preferred stock without designation as to series.

You will not receive any consideration specifically attributed to accrued and unpaid dividends on your shares of Preferred Stock tendered in the exchange offer. Holders of Preferred Stock who participate in the exchange offer will waive and forfeit any right to receive accumulated but unpaid dividends on the Preferred Stock that they exchange. By tendering your shares of Preferred Stock, you will also lose your right to receive monthly and/or quarterly dividend payments, when, if and as declared by our board of directors, after the completion of the exchange offer.

Exchange Ratio

The Exchange Ratio will equal:

•	5.38 shares of common stock for each share of Series A Preferred Stock; and

•	13.71 shares of common stock for each share of Series B Preferred Stock.

Basis for Determination of the Exchange Ratio

The Exchange Ratio was determined by dividing designated values for the Preferred Stock by a designated value for our common stock. Those designated values were:

•	$2.3254 for each share of our common stock. The share value of our common stock is equal to the average weighted sale prices of our common stock for the three trading days preceding July 15, 2015, the date we announced agreements to purchase three new hotels. Our board of directors viewed this as an appropriate pricing period.

•	$12.502 for each share of Series A Preferred Stock, which is equal to the liquidation preference ($10.00), a 10% premium ($1.00) and the accrued and unpaid dividends, plus compounded interest to which a holder is entitled by the terms of the Series A Preferred Stock prorated to September 15, 2015 ($1.502).

•	$31.875 for each share of Series B Preferred Stock, which is equal to the liquidation preference ($25.00), a 10% premium ($2.50) and the accrued and unpaid dividends prorated to September 15, 2015 ($4.375).

You will be waiving any and all rights to accrued and unpaid dividends on your Preferred Stock that you exchange. We have included in the Exchange Ratio a number of shares of common stock equal to the value of accrued and unpaid dividends on the Preferred Stock through September 15, 2015, based on the designated value of $2.3254 for each share of common stock.

Expiration Date

The term “expiration date” means 5:00 p.m., New York City time, on September 9, 2015. However, if we extend the period of time for which the exchange offer remains open, the term “expiration date of this exchange offer” means the latest time and date to which the exchange offer is so extended.

Fractional Shares

We will not issue any fractional shares of common stock in the exchange offer. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), holders participating in the exchange offer will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer to the contrary, we will not be required to accept for exchange shares of Preferred Stock tendered pursuant to the exchange offer and may terminate or extend the exchange offer, if any condition to the exchange offer is not satisfied. We may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Preferred Stock validly tendered and not withdrawn prior to the expiration date of the exchange offer, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion:

•	less than 80% of the outstanding shares of each series of Preferred Stock (which is equivalent to 80% of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock) are tendered in the exchange offer;

•	our applicable shareholders have not approved the proposals described above under “Summary—Recent Developments—Shareholder Proposals;”

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs or to the markets in which we conduct business; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any material change in the price of our common stock in United States securities or financial markets;

•	declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•	commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Extension, Delay in Acceptance, Amendment or Termination

We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the Exchange Agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer. During any extension of the exchange offer, all shares of Preferred Stock previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for exchange by us.

We also expressly reserve the right, at any time or from time to time, subject to and in accordance with applicable law, to delay the acceptance for exchange of shares of Preferred Stock or waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the Exchange Agent.

Other than an extension of the exchange offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered share of Preferred Stock.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of shares of Preferred Stock sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Any waiver, amendment or modification will apply to all shares of Preferred Stock tendered, regardless of when or in what order such shares of Preferred Stock were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth above in the first paragraph under “—Conditions to the Exchange Offer” shall have occurred.

Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the exchange offer, we will give immediate notice thereof to the Exchange Agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your shares of Preferred Stock in connection with the exchange offer, and any shares of Preferred Stock you have tendered that we have not accepted for exchange will be returned promptly to you.

Procedures for Tendering Shares of Preferred Stock

General

Only a holder of Preferred Stock or the holder’s legal representative or attorney-in-fact, or a person who has obtained a properly completed irrevocable proxy acceptable to us that authorizes such person, or that person’s legal representative or attorney-in-fact, to tender Preferred Stock on behalf of the holder, may validly tender the Preferred Stock.

In order for a holder to receive shares of common stock, such holder must validly tender its shares of Preferred Stock pursuant to the exchange offer and not withdraw those shares of Preferred Stock pursuant to the exchange offer.

Delivery of shares of Preferred Stock through DTC and acceptance of an agent’s message (as defined below) transmitted through DTC’s Automated Tender Offer Program, or ATOP, and the method of delivery of all other required documents, is at the election and risk of the person tendering shares of Preferred Stock and delivering a letter of transmittal and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery of any document is by mail, we suggest that the holder use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the Exchange Agent prior to the expiration date.

Tender of Securities

The tender by a holder of Preferred Stock pursuant to the procedures set forth below, and the subsequent acceptance of that tender by us, will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal.

Valid Tender

Except as set forth below, for a holder to validly tender shares of Preferred Stock pursuant to the exchange offer, a properly completed and duly executed letter of transmittal (or a facsimile thereof), together with any signature guarantees and any other document required by the instructions to the letter of transmittal, or a properly transmitted agent’s message, must be received by the Exchange Agent at the address set forth on the back cover of this offer to exchange prior to 5:00 p.m., New York City time, on the expiration date and such shares of Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described under “—Book-Entry Delivery Procedures” below and a book-entry confirmation (as defined below) must be received by the Exchange Agent, in each case prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

The letter of transmittal and shares of Preferred Stock must be sent only to the Exchange Agent. Do not send letters of transmittal or shares of Preferred Stock to the Information Agent or to us.

In all cases, notwithstanding any other provision of this offer to exchange, the exchange of shares of common stock for shares of Preferred Stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of the following:

•	a book-entry confirmation with respect to such securities;

•	the letter of transmittal (or a facsimile thereof) properly completed and duly executed or a properly transmitted agent’s message; and

•	any required signature guarantees and other documents required by the letter of transmittal.

If you tender less than all your outstanding shares of Preferred Stock, you should fill in the number of shares of Preferred Stock so tendered in the appropriate box on the letter of transmittal. All of your shares of Preferred Stock deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

Book-Entry Delivery Procedures

Within two business days after the date of this offer to exchange, the Exchange Agent will establish an account at DTC for purposes of the exchange offer, and any financial institution that is a DTC participant and whose name appears on a security position listing as the record owner of the Preferred Stock may make book-entry delivery of shares of Preferred Stock by causing DTC to transfer such shares into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for such transfer. Delivery of documents to a book-entry transfer facility in accordance with the book-entry transfer facility’s procedures does not constitute a valid tender of the shares of Preferred Stock to the Exchange Agent.

A letter of transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees, or a properly transmitted agent’s message, must in any case be transmitted to and received by the Exchange Agent at the address set forth on the back cover of this offer to exchange on or prior to the expiration date. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to as a “book-entry confirmation.”

Tender of Shares of Preferred Stock Held Through DTC

The Exchange Agent and DTC have confirmed that the exchange offer is eligible for ATOP. DTC has authorized any DTC participant who has Preferred Stock credited to its DTC account to tender their shares of Preferred Stock as if it were the beneficial holder. Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the exchange offer (and thereby tender their securities) by causing DTC to transfer shares of Preferred Stock to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send to the Exchange Agent an “agent’s message” which is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC that is tendering shares of Preferred Stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the applicable letter of transmittal and that we may enforce such agreement against such participant.

Holders of Preferred Stock desiring to tender their shares of Preferred Stock by 5:00 p.m., New York City time, on the expiration date of the exchange offer must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on that date.

Tender of Shares of Preferred Stock Held Through Custodians

To validly tender its shares of Preferred Stock pursuant to the exchange offer, a beneficial owner of shares of Preferred Stock held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, must instruct that holder to tender the beneficial owner’s shares of

Preferred Stock on behalf of the beneficial owner. A letter of instructions is included in the materials provided with this offer to exchange. The letter to custodians may be used by a beneficial owner to instruct a custodian to tender shares of Preferred Stock on the beneficial owner’s behalf.

Except with respect to guaranteed delivery procedures described below, unless the shares of Preferred Stock being tendered are deposited with the Exchange Agent by 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message, we may, at our option, treat such tender as invalid. Exchange of shares of common stock for Preferred Stock will be made only against the valid tender of the securities.

Guaranteed Delivery

If you wish to exchange your shares of Preferred Stock and time will not permit your letter of transmittal and all other required documents to reach the Exchange Agent, or if the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may still exchange your shares of Preferred Stock if you comply with the following requirements:

•	you tender your shares of Preferred Stock by or through a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program;

•	on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the Exchange Agent has received from such participant a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this offer to exchange; and

•	the Exchange Agent receives a properly completed and validly executed letter of transmittal (or facsimile thereof) together with any required signature guarantees, or a book-entry confirmation, and any other required documents, within three NASDAQ trading days after the date of the notice of guaranteed delivery.

Signature Guarantees

Signatures on the applicable letter of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, each a Medallion Signature Guarantor, unless the shares of Preferred Stock tendered thereby are tendered: (a) by a holder whose name appears on a security position listing as the owner of those shares of Preferred Stock who has not completed any of the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the applicable letter of transmittal; or (b) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “Eligible Guarantor Institution.”

If the holder of the shares of Preferred Stock being tendered is a person other than the signer of the related letter of transmittal, or if shares of Preferred Stock not accepted for exchange or securities previously tendered and being withdrawn are to be returned to a person other than the registered holder or a DTC participant, then the signatures on the letter of transmittal accompanying the tendered shares of Preferred Stock must be guaranteed by a Medallion Signature Guarantor as described above.

The method of delivery of letters of transmittal, any required signature guarantees and any other required documents, including delivery through DTC, is at the option and risk of the tendering holder and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the Exchange Agent. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered shares of Preferred Stock. We reserve the absolute right to reject any and all shares of Preferred Stock not validly tendered or any shares of Preferred Stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Preferred Stock must be cured within a time period that we will determine. Neither we, the Exchange Agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of shares of Preferred Stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering owners promptly after the expiration date of the exchange offer.

Withdrawals of Tenders

You may validly withdraw shares of Preferred Stock that you tender at any time prior to the expiration date of the exchange offer, which is 5:00 p.m., New York City time, on September 9, 2015, unless we extend it. In addition, if not previously returned, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days from August 6, 2015.

Beneficial owners desiring to withdraw shares of Preferred Stock previously tendered through DTC should contact the DTC participant through which such beneficial owners hold their Preferred Stock. In order to withdraw shares of Preferred Stock previously tendered, a DTC participant may, prior to the withdrawal time, withdraw its instruction previously transmitted through ATOP by (a) withdrawing its acceptance through ATOP, or (b) delivering to the Exchange Agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Registered holders who tendered other than through DTC should send written notice of withdrawal to the Exchange Agent specifying the name of the holder who tendered the securities being withdrawn and the number of shares of Preferred Stock being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the shares of Preferred Stock being withdrawn are held for the account of an Eligible Guarantor Institution. Withdrawal of a prior tender will be effective upon receipt of the notices of withdrawal by the Exchange Agent. Selection of the method of notification is at the risk of the holder, and notice of withdrawal must be timely received by the Exchange Agent.

If we extend the exchange offer, are delayed in our acceptance of the shares of Preferred Stock for exchange or are unable to accept shares of Preferred Stock pursuant to the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the Exchange Agent may retain tendered shares of Preferred Stock and such shares of Preferred Stock may not be withdrawn except as otherwise provided in this offer to exchange, subject to provisions under the Securities Exchange Act of 1934 that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any shares of Preferred Stock withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange consideration will be issued in exchange unless the shares of Preferred Stock so withdrawn are validly re-tendered. Properly withdrawn shares of Preferred Stock may be re-tendered by following the procedures described above under “—Procedures for Tendering Shares of Preferred Stock” at any time prior to the expiration date of the exchange offer.

Acceptance; Exchange of Shares of Preferred Stock

We will issue the shares of common stock to be issued in the exchange offer upon the terms of the exchange offer and applicable law in exchange for shares of Preferred Stock validly tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered shares of Preferred Stock or defectively tendered shares of Preferred Stock with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the Exchange Agent.

In all cases, issuance of shares of common stock for shares of Preferred Stock accepted for exchange by us pursuant to the exchange offer will be made promptly after the expiration date of the exchange offer and assuming receipt by the Exchange Agent of:

•	book-entry confirmation of the transfer of such shares of Preferred Stock into the Exchange Agent’s account at DTC as described above; and

•	a letter of transmittal, or a facsimile of that document, with respect to the tendered shares of Preferred Stock properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent’s message.

Return of Unaccepted Shares of Preferred Stock

Any tendered shares of Preferred Stock that are not accepted for exchange by us will be returned without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Compliance With State Securities Laws

We are making the exchange offer to all holders of outstanding shares of Preferred Stock. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of shares of Preferred Stock be accepted from or on behalf of, the holders of shares of Preferred Stock residing in any such jurisdiction.

Foreign Securities Matters

No action has been or will be taken in any jurisdiction that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this offer to exchange or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this offer to exchange nor any other offering material or advertisements in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This offer to exchange does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offer to exchange comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this offer to exchange, and the resale of the shares of common stock.

Exchange Agent

American Stock Transfer & Trust Company, LLC has been appointed as the Exchange Agent for the exchange offer. We have agreed to pay the Exchange Agent reasonable and customary fees for its services. All required documents should be sent or delivered to the Exchange Agent at the address set forth on the back cover of this offer to exchange.

Any questions and requests for assistance, or requests for additional copies of this offer to exchange, the letter of transmittal or the notice of guaranteed delivery should be directed to the Exchange Agent at the address set forth on the back cover of this offer to exchange.

Information Agent

D.F. King & Co., Inc. has been appointed as the Information Agent for the exchange offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this offer to exchange, the letter of transmittal or the notice of guaranteed delivery should be directed to the Information Agent at the address set forth on the back cover of this offer to exchange.

Solicitation

The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of shares of Preferred Stock. We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The Exchange Agent will mail solicitation materials on our behalf.

In connection with the exchange offer, our directors and officers and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our board of directors and our officers will not be specifically compensated for these services.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of us and our affiliates. We will also pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the Exchange Agent and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

Holders who tender their shares of Preferred Stock for exchange will not be obligated to pay any transfer taxes. If, however:

•	shares of our common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered shares of Preferred Stock; or

•	the shares of Preferred Stock are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the exchange offer.

Accounting Treatment

As consideration for the exchange of the shares of Preferred Stock, we will issue shares of our common stock. We will record as a decrease to shareholders’ equity the fees and expenses incurred by us in connection with the exchange offer, which we estimate will be $50,000. Assuming 803,270 shares of the Series A Preferred Stock and 332,500 shares of the Series B Preferred Stock are tendered and accepted and 3,000,000 shares of the Series C Preferred Stock are converted, the amount of accrued and unpaid dividends not yet reflected in our earnings available to common shareholders or earnings per share calculations of $1.1 million will be subtracted from net earnings to arrive at net earnings available to common shareholders in the calculation of earnings per share; this represents the accrued and unpaid dividends from April 1, 2015 through September 15, 2015.

Subsequent Repurchases of Shares of Preferred Stock

Whether or not the exchange offer is consummated, we or our affiliates may from 10 days after the termination or expiration of the offer acquire shares of Preferred Stock, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the Exchange Ratio to be paid pursuant to the exchange offer and could be for cash or other consideration.

INVESTMENT POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our shareholders, except as described below with respect to our qualification as a REIT. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that a change is in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

Our investment objective is to acquire hotels that meet our investment criteria. Our business is focused principally on the acquisition and ownership of hotels. Although we intend primarily to acquire hotels, we also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that may have priority over our equity.

We have historically acquired hotels in the eastern coastal and midwestern states but we do not have a policy of limiting our acquisitions or development of our hotels to any geographic areas. We intend to continue to operate as a REIT, and our investments in our hotels are primarily to generate income. In order to qualify as a REIT, we will continue to have our hotels managed by third parties. We use long-term financing to acquire our hotels, and we intend to make additional investments in operating hotels and may incur additional indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from our investments and working capital is insufficient. Our Amended and Restated Articles of Incorporation and Bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total debt we may incur. We intend to adhere to our long-term strategy to maintain our total net debt to total hotel investment, at cost, to less than 50%. We intend to target aggregate long-term debt financing of future acquisitions at approximately 50% of our aggregate purchase valuations.

While we will emphasize acquisition of hotels, we may, in our discretion, invest in mortgages and other real estate interests, including securities of other REITs. We may invest in participating, convertible or other types of mortgages if we conclude that by doing so we may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation, because they permit the lender to either participate in increasing revenues from the property or convert some or all of that mortgage to equity ownership interest. We have not, and do not presently intend to invest in mortgages or real estate interests other than hotels.

Investments in Real Estate Mortgages

We have no current intention of investing in loans secured by properties or making loans. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Investments in Other Securities

Generally, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

We may undertake the sale of one or more of the hotels from time to time in response to changes in market conditions, our current or projected return on our investment in the hotels or other factors which we deem relevant. Just as we carefully evaluate the hotels we plan to acquire, our asset management team periodically evaluates our existing portfolio of hotels to determine if a hotel is likely to underperform in the market. If we determine that a hotel no longer is competitive in a market and has limited opportunity to be repositioned, we will seek to sell it in a disciplined and timely manner. The process of identifying hotels for disposition is closely related to the investment criteria and strategic direction.

Issuance of Additional Securities

Subject to applicable law and requirements for listed companies on NASDAQ, our board of directors has the authority, without further shareholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders, except for RES, will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue units of limited partnership interest in our operating partnerships in connection with hotel acquisitions.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

Repurchase of Our Securities

We may, under certain circumstances, purchase our common stock and preferred stock in the open market or in private transactions with our shareholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any common stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Financing Policies

Our Amended and Restated Articles of Incorporation and Bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total debt we may incur. We intend to make additional investments in operating hotels and may incur additional indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from our investments and working capital is insufficient. The proceeds of any borrowing by the our Operating Partnership may be used, unless limited by the terms of the borrowing, for the payment of distributions or dividends, working capital or to finance acquisitions, expansions, additions or renovations of operating hotels.

We will invest in additional hotels only as suitable opportunities arise. We will not undertake investments in such hotels unless adequate sources of financing are available. It is expected that future investments in hotels will be dependent on and financed by the proceeds from additional issuances of common stock or other securities or borrowings. If our board of directors determines to raise additional equity capital, the board has the authority, without shareholder approval (other than RES in certain circumstances), to issue additional common stock or other capital shares in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Other than RES, shareholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder’s investment in us.

Conflict of Interest Policies

We have adopted our Code of Business Conduct and Ethics with provisions setting forth our expectation that our directors, employees and agents will avoid conflicts of interest. Our board of directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize the influence of certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Reporting Policy

Generally, we intend to make available to our shareholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we must file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND OUR COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of Preferred Stock as presently in effect (prior to the approval of the proposals described above under “Summary—Recent Developments—Shareholder Proposals,” which we refer to as the “Proposals”) and of holders of our common stock to be issued in the exchange offer. See “Description of Capital Stock” for more information on the rights of holders of Preferred Stock and our common stock. For a discussion of the changes that will come into effect if the Proposals are approved, see “Summary—Recent Developments—Shareholder Proposals.” The discussion below, and the discussions of our capital stock and the Proposals contained elsewhere in this offer to exchange, are summaries, and are qualified in their entirety by reference to our Amended and Restated Articles of Incorporation, our Bylaws, the Proposals, applicable Maryland law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the Preferred Stock and our common stock.

Governing Document

Preferred Stock: As a holder of one of the series of outstanding Preferred Stock, your rights are currently set forth in our Amended and Restated Articles of Incorporation, our Bylaws and Maryland law. Certain provisions of our Amended and Restated Articles of Incorporation are proposed to be amended by the Proposals.

Common Stock: Holders of shares of our common stock will have their rights set forth in our Amended and Restated Articles of Incorporation, our Bylaws and Maryland law.

Dividends

Series A Preferred Stock: Dividends on the Series A Preferred Stock are cumulative and payable monthly in arrears on the last day of each month, at the annual rate of 8.00% of the $10.00 liquidation preference per share, which is equivalent to a fixed annual amount of $0.80 per share. Dividends on the Series A Preferred Stock accrue regardless of whether we have earnings, there are funds legally available for the payment of such dividends or such dividends are declared. Unpaid dividends will accumulate and earn additional dividends at 8.00%, compounded monthly.

Series B Preferred Stock. Dividends on the Series B Preferred Stock are cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if any such date is not a business day, the next succeeding business day, at the annual rate of 10.00% of the $25.00 liquidation preference per share, which is equivalent to a fixed annual amount of $2.50 per share. Dividends on the Series B Preferred Stock accrue regardless of whether we have earnings, there are funds legally available for the payment of such dividends or such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock do not bear interest.

Common Stock: Subject to the Maryland law and the preferential rights of any other series of shares of our preferred stock, holders of our common stock are entitled to receive dividends and other distributions if and when authorized and declared by the board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to shareholders in the event of liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

Ranking

Preferred Stock: With respect to dividend rights and rights upon liquidation, dissolution or winding-up, each series of Preferred Stock ranks senior to all classes or series of our common stock, senior to or on parity with all other classes or series of our preferred stock and junior to all of our existing and future indebtedness.

Common Stock: Our common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up to each series of Preferred Stock.

Conversion Rights

Preferred Stock: Holders of each series of Preferred Stock do not have conversion rights.

Common Stock: Holders of our common stock do not have conversion rights.

Voting Rights

Series A Preferred Stock: Holders of the Series A Preferred Stock generally have no voting rights. However, if dividends on the Series A Preferred Stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve-month period, our board of directors will be expanded by two seats and the holders of the Series A Preferred Stock, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect the two directors.

Some changes that would be materially adverse to the rights of holders of the Series A Preferred Stock outstanding at the time cannot be made without the affirmative vote of the holders of Series A Preferred Stock entitled to cast at least a majority of the votes entitled to be cast by the holders of the Series A Preferred Stock voting as a single class. With respect to the foregoing voting privileges, each share of Series A Preferred Stock will have one vote per share, except that when any other class or series of capital stock has the right to vote with the Series A Preferred Stock as a single class, the Series A Preferred Stock and such other class or series of capital stock will each have one vote per $10.00 liquidation preference.

Series B Preferred Stock. Holders of the Series B Preferred Stock generally have no voting rights. However, if dividends on the Series B Preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), our board of directors will be expanded by two seats and the holders of the Series B Preferred Stock, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect the two directors.

Some changes that would be materially adverse to the rights of holders of Series B Preferred Stock outstanding at the time cannot be made without the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of the Series B Preferred Stock voting as a single class. With respect to the foregoing voting privileges, each share of Series B Preferred Stock will have one vote per share, except that when any other class or series of capital stock has the right to vote with the Series B Preferred Stock as a single class, the Series B Preferred Stock and such other classes or series of capital stock will each have one vote per $10.00 of liquidation preference.

Common Stock: Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, holders of our common stock and holders of the Series C Preferred Stock possess the exclusive voting power. Except as otherwise required by law or with respect to any outstanding shares of any series of our preferred stock, including the Series C Preferred Stock, holders of the Series C Preferred Stock vote together with holders of our common stock as a single class. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, holders of a majority of the combined voting power of our outstanding shares of common stock and our outstanding shares of Series C Preferred Stock have the ability to elect all of the members of our board of directors, except as discussed above when the holders of the Preferred Stock have the right to elect two directors.

Redemption

Series A Preferred Stock: The Series A Preferred Stock is redeemable, in whole or in part, by us at our option from time to time, at $10.00 per share, plus all undeclared and unpaid dividends to the redemption date.

Series B Preferred Stock. We may redeem the Series B Preferred Stock at our option, in whole or in part, at any time or from time to time at $25.00 per share, plus all undeclared and unpaid dividends to the redemption date. Also, upon a Change of Control (as defined in our Amended and Restated Articles of Incorporation), each outstanding share of the Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus all undeclared and unpaid dividends to the redemption date.

Common Stock: There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Preferred Stock: Each series of the Preferred Stock is listed on NASDAQ. However, we intend to apply to delist each series of Preferred Stock from NASDAQ and we do not intend to apply for listing of any series of Preferred Stock on any other national securities exchange. To the extent permitted by law, we intend to deregister each outstanding series of Preferred Stock under the Exchange Act.

Common Stock: Our common stock is listed for trading on NASDAQ.

DESCRIPTION OF CAPITAL STOCK

The following summary discusses the material terms of our capital stock (prior to the approval of the proposals described above under “Summary—Recent Developments—Shareholder Proposals,” which we refer to as the “Proposals”) and does not purport to be a complete summary and is qualified in its entirety by reference to Maryland laws and our Amended and Restated Articles of Incorporation and Bylaws, copies of which have previously been filed with the SEC. See “Where You Can Find More Information.” For a discussion of the changes that will come into effect if the Proposals are adopted, see “Summary—Recent Developments—Shareholder Proposals.

General

Our Amended and Restated Articles of Incorporation provide that we may issue up to 240,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $0.01 par value per share. Under Maryland law, our shareholders are not personally liable for our debts and obligations solely as a result of their status as shareholders. As of July 31, 2015, there were 4,932,625 shares of our common stock issued and outstanding, 803,270 shares of the Series A Preferred Stock issued and outstanding, 332,500 shares of the Series B Preferred Stock issued and outstanding and 3,000,000 shares of the Series C Preferred Stock issued and outstanding.

Transfer Agent

The transfer agent and registrar for our common stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock is American Stock Transfer & Trust Company, LLC.

Preemptive Rights

We entered into an investor rights and conversion agreement with RES and IRSA in February 2012 pursuant to which RES has a contractual preemptive right, but not the obligation, to purchase up to its pro rata share (based on its ownership on a fully diluted basis) of any equity securities we offer in future offerings on the same terms as other investors, provided that such purchase would not cause RES to exceed its beneficial ownership limitation. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” The purchase right terminates on January 31, 2015, or later on January 31, 2018 if RES beneficially owns at least 1,250,000 shares of common stock at the time of the offering. The purchase right does not apply to issuances of equity securities (a) of up to an aggregate of 25,000 shares of common stock sold under our existing equity distribution agreement with JMP Securities, (b) as employee equity awards or (c) for consideration in acquisition transactions.

Description of Our Common Stock

Voting Rights

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, holders of our common stock and holders of the Series C Preferred Stock possess the exclusive voting power. Except as otherwise required by law or with respect to any outstanding shares of any series of our preferred stock, including the Series C Preferred Stock, holders of the Series C Preferred Stock vote together with holders of our common stock as a single class. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, holders of a majority of the combined voting power of our outstanding shares of common stock and our outstanding shares of Series C Preferred Stock have the ability to elect all of the members of our board of directors, except as discussed below when the holders of the Preferred Stock have the right to elect two directors.

Dividend Rights

Subject to the Maryland General Corporation Law and the preferential rights of any other series of shares of our preferred stock, holders of our common stock are entitled to receive dividends and other distributions if and when authorized and declared by the board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to shareholders in the event of liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

Other Rights

Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable shares. The shares of common stock issuable pursuant to this offer to exchange will be duly authorized, validly issued, fully paid and nonassessable shares.

Description of Preferred Stock

Our Amended and Restated Articles of Incorporation permit our board of directors to authorize the issuance of shares of our preferred stock from time to time, in one or more series. Our board of directors may grant the holders of any series of our preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of some, or a majority, of the shares of our common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of our common stock might receive a premium for their shares of common stock over the then current market price of shares of common stock.

Series A Preferred Stock

Each share of the Series A Preferred Stock bears a liquidation preference of $10.00. With respect to dividend rights and rights upon liquidation, dissolution or winding-up, the Series A Preferred Stock ranks senior to all classes or series of our common stock, senior to or on parity with all other classes or series of our preferred stock and junior to all of our existing and future indebtedness. The outstanding Series A Preferred Stock does not have any maturity date, is not subject to any sinking fund and is not subject to mandatory redemption, except in limited circumstances to preserve our REIT status.

Dividends on the Series A Preferred Stock are cumulative and payable monthly in arrears on the last day of each month, at the annual rate of 8.00% of the $10.00 liquidation preference per share, which is equivalent to a fixed annual amount of $0.80 per share. Dividends on the Series A Preferred Stock accrue regardless of whether we have earnings, there are funds legally available for the payment of such dividends or such dividends are declared. Unpaid dividends will accumulate and earn additional dividends at 8.00%, compounded monthly.

Upon liquidation, dissolution or winding-up, the Series A Preferred Stock will be entitled to $10.00 per share plus undeclared and unpaid dividends. We will not pay any distributions, or set aside any funds for the payment of distributions, on our common shares unless we have also paid (or set aside for payment) the full cumulative distributions on the Series A Preferred Stock for the current and all past dividend periods.

The Series A Preferred Stock no longer has conversion rights. Pursuant to the terms of the Series A Preferred Stock, we cancelled the former conversion rights of the Series A Preferred Stock on February 20, 2009.

The Series A Preferred Stock is redeemable, in whole or in part, by us at our option from time to time, at $10.00 per share, plus all undeclared and unpaid dividends to the redemption date.

Holders of the Series A Preferred Stock generally have no voting rights. However, if dividends on the Series A Preferred Stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve-month period, our board of directors will be expanded by two seats and the holders of the Series A Preferred Stock, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect the two directors.

Dividends on the Series A Preferred Stock have been in arrears for six consecutive months and more. Accordingly, at our annual meeting of shareholders held on June 10, 2015, the holders of the Series A Preferred Stock (together with the holders of the Series B Preferred Stock, voting as a single class) elected two directors to serve for an annual term or until their successors have been duly elected and qualified, or until such earlier time as provided in our Amended and Restated Articles of Incorporation.

Some changes that would be materially adverse to the rights of holders of the Series A Preferred Stock outstanding at the time cannot be made without the affirmative vote of the holders of Series A Preferred Stock entitled to cast at least a majority of the votes entitled to be cast by the holders of the Series A Preferred Stock voting as a single class. With respect to the foregoing voting privileges, each share of Series A Preferred Stock will have one vote per share, except that when any other class or series of capital stock has the right to vote with the Series A Preferred Stock as a single class, the Series A Preferred Stock and such other class or series of capital stock will each have one vote per $10.00 liquidation preference.

Series B Preferred Stock

Each share of the Series B Preferred Stock bears a liquidation preference of $25.00. With respect to dividend rights and rights upon liquidation, dissolution or winding-up, the Series B Preferred Stock ranks senior to all classes or series of our common stock, senior to or on parity with all other classes or series of our preferred stock and junior to all of our existing and future indebtedness. The outstanding Series B Preferred Stock does not have any maturity date, is not subject to any sinking fund and is not subject to mandatory redemption, except in limited circumstances to preserve our REIT status and upon a “Change of Control” (as defined in our Amended and Restated Articles of Incorporation).

Dividends on the Series B Preferred Stock are cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if any such date is not a business day, the next succeeding business day, at the annual rate of 10.00% of the $25.00 liquidation preference per share, which is equivalent to a fixed annual amount of $2.50 per share. Dividends on the Series B Preferred Stock accrue regardless of whether we have earnings, there are funds legally available for the payment of such dividends or such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock do not bear interest.

Upon liquidation, dissolution or winding-up, the Series B Preferred Stock will be entitled to $25.00 per share plus accrued by unpaid dividends.

The Series B Preferred Stock does not have conversion rights.

We may redeem the Series B Preferred Stock at our option, in whole or in part, at any time or from time to time at $25.00 per share, plus all undeclared and unpaid dividends to the redemption date. Also, upon a Change of Control (as defined in our Amended and Restated Articles of Incorporation), each outstanding share of the Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus all undeclared and unpaid dividends to the redemption date.

Holders of the Series B Preferred Stock generally have no voting rights. However, if the dividends on the Series B Preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), our board of directors will be expanded by two seats and the holders of the Series B Preferred Stock, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect the two directors.

Dividends on the Series B Preferred Stock have been in arrears for six consecutive quarterly periods and more. Accordingly, at our annual meeting of shareholders held on June 10, 2015, the holders of the Series B Preferred Stock (together with the holders of the Series A Preferred Stock, voting as a single class) elected two directors to serve for an annual term or until their successors have been duly elected and qualified, or until such earlier time as provided in our Amended and Restated Articles of Incorporation.

Some changes that would be materially adverse to the rights of holders of Series B Preferred Stock outstanding at the time cannot be made without the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of the Series B Preferred Stock voting as a single class. With respect to the foregoing voting privileges, each share of Series B Preferred Stock will have one vote per share, except that when any other class or series of capital stock has the right to vote with the Series B Preferred Stock as a single class, the Series B Preferred Stock and such other classes or series of capital stock will each have one vote per $10.00 of liquidation preference.

Series C Preferred Stock

The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund, mandatory redemption, or, except as described below, forced conversion. With respect to dividend rights and rights upon liquidation, dissolution or winding-up, the Series C Preferred Stock ranks (a) on parity with the Series A Preferred Stock and Series B Preferred Stock and other future series of preferred stock designated to rank on parity, (b) senior to our common stock and other future series of preferred stock designated to rank junior and (c) junior to our existing and future indebtedness.

Dividends on the Series C Preferred Stock are cumulative and payable quarterly at the annual rate of 6.25% of the $10.00 liquidation preference per share, which is equivalent to a fixed annual amount of $0.625 per share. Accrued but unpaid dividends on the Series C Preferred Stock earn 6.25% interest, compounded quarterly.

Upon liquidation, dissolution or winding-up, the holders of the Series C Preferred Stock are entitled to a liquidation preference of $10.00 per share plus all undeclared and unpaid dividends before any distribution is made to the holders of common stock or any other capital stock that ranks junior.

Each share of Series C Preferred Stock is convertible, at the option of the holder, at any time, into that number of shares of common stock determined by dividing the liquidation preference of the share of Series C Preferred Stock by the conversion price then in effect. However, RES, as the holder of the Series C Preferred Stock, will not have conversion rights to the extent the conversion would cause RES and its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. For purposes of RES’s beneficial ownership limitation “voting stock” means shares of our capital stock having the power to vote generally for the election of directors and includes the Series C Preferred Stock.

The conversion price of the Series C Preferred Stock is currently $1.60. Accordingly, the Series C Preferred Stock is convertible into a total of 18,750,000 shares of our common stock.

In addition, if we sell common stock in a subsequent public or private offering at a price that is lower than the conversion price of the Series C Preferred Stock, the conversion price of the outstanding shares of Series C Preferred Stock will be adjusted to the lower sale price. However, no adjustment will be made for sales in connection with our stock plans, conversion or exercise of the warrants issued to RES with the Series C Preferred Stock, or acquisitions approved by more than a majority of our board of directors.

The Series C Preferred Stock is redeemable, at our option, at any time after January 31, 2017, for cash equal to the liquidation preference of $10.00 plus accrued and unpaid dividends. We may exercise this option only if the volume weighted average market price of our common stock is less than the conversion price then in effect for at least 30 consecutive calendar days after January 31, 2017.

We have the right to require RES to convert the Series C Preferred Stock into shares of our common stock if we pay dividends on our common stock of at least $0.60 per share per annum over a 12 month period. We may not issue a call for conversion to RES unless we, in good faith, expect to maintain the dividend rate at that level or a greater level over the succeeding year. If the Series C Preferred Stock cannot be fully converted because of RES’s beneficial ownership limitation, then RES must convert the remaining shares of Series C Preferred Stock thereafter at such times when the beneficial ownership limitation would not be exceeded.

The Series C Preferred Stock votes with our common stock as one class, subject to certain voting limitations. For any vote the voting power of the Series C Preferred Stock is equal to the lesser of (a) 0.78625 vote per share, or (b) an amount of votes per share of Series C Preferred Stock such that the vote of all outstanding shares of Series C Preferred Stock in the aggregate equals 34% of the combined voting power of all of our outstanding voting stock, minus an amount equal to the number of votes represented by the other shares of voting stock beneficially owned by RES and its affiliates.

Any amendment of the Series C Preferred Stock that would adversely affect the rights, preferences, privileges or voting power of the Series C Preferred Stock, or any issuance of capital stock on parity or senior to the Series C Preferred Stock will require the affirmative vote of the holders of a majority of the Series C Preferred Stock, voting as a class.

RES has the right to appoint directors to our board of directors pursuant to the directors designation agreement that RES has entered into with us in February 2012. RES may appoint (a) four directors if it owns 34% of the total number of votes represented by our voting stock, (b) three directors if it owns 22% or more but less than 34% of the total number of votes represented by our voting stock, (c) two directors if it owns 14% or more but less than 22% of the total number of votes represented by our voting stock, and (d) one director if it owns 7% or more but less than 14% of the total number of votes represented by our voting stock. For purposes of RES’s right to appoint directors, “voting stock” means capital stock having the power to vote generally for the election of directors of our company and includes our common stock and the Series C Preferred Stock.

As long as RES has the right to designate two or more directors to our board of directors pursuant to the directors designation agreement with us, the terms of the Series C Preferred Stock give RES and IRSA the right to consent to or approve the following:

•	the merger, consolidation, liquidation or sale of substantially all of the assets of the Company;

•	the sale by us of common stock or securities convertible into common stock equal to 20% or more of the outstanding common stock or voting stock; and

•	any transaction by us of more than $120,000 in which any of our directors or executive officers or any member of their immediate family will have a material interest, exclusive of employment compensation and interests arising solely from the ownership of our equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis.

Restrictions on Ownership and Transfer

Our Amended and Restated Articles of Incorporation establish certain restrictions on the original issuance and transfer of shares of our common and preferred stock. Subject to certain exceptions described below, our Amended and Restated Articles of Incorporation provide that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws and the federal securities laws, more than 9.9% of:

•	the number of outstanding shares of our common stock, or

•	the number of outstanding shares of our preferred stock of any class or series of preferred stock.

Our articles of incorporation provide that, subject to the exceptions described below, any transfer of common or preferred stock that would:

•	result in any person owning, directly or indirectly, shares of its common or preferred stock in excess of 9.9% of the outstanding shares of common stock or any class or series of preferred stock,

•	result in our common and preferred stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

•	result in our being “closely held” under the federal income tax laws, or

•	cause us to own, actually or constructively, ten percent or more of the ownership interests in a tenant of our real property (other than TRS Lessee), under the federal income tax laws,

will be null and void and the intended transferee will acquire no rights in those shares of stock. In addition, the shares to be transferred will be designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit the shares to us for registration in the name of the trust. We will designate the trustee, but the trustee may not be affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we name.

Shares-in-trust will remain shares of issued and outstanding common stock or preferred stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in a transfer to another trust.

Our Amended and Restated Articles of Incorporation require that the prohibited owner of shares-in-trust pay the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust if the record date of the distribution was on or after the date that the shares of stock became shares-in-trust. The trust will pay the prohibited owner the lesser of:

•	the price per share that the prohibited owner paid for the shares of common stock or preferred stock that were designated as shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

•	the price per share received by the trust from the sale of the shares-in-trust.

The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.

The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created the shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or

•	the market price per share on the date that we, or our designee, accepts the offer.

“Market price” on any date means the average of the closing prices for the five consecutive trading days ending on that date. The closing price on any date generally means the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading, or if our stock is not so listed or quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of equity stock selected by the board of directors. “Trading day” means a day on which the principal national securities exchange on which shares of our common or preferred stock are listed or admitted to trading is open for the transaction of business or, if our common or preferred stock is not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

If a shareholder owns, directly or indirectly, 5% or more, or any lower percentage required by federal income tax laws, of our outstanding shares of stock, then he or she must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating his or her name and address, the number of shares of common and preferred stock owned directly or indirectly and a description of how those shares are held. In addition, each direct or indirect shareholder must provide us with any additional information as we may request to determine any effect on our status as a REIT and to ensure compliance with the ownership limit.

The ownership limit in our Amended and Restated Articles of Incorporation will continue to apply until:

•	our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, and

•	there is an affirmative vote of two-thirds of the number of shares of outstanding common and preferred stock entitled to vote at a regular or special meeting of shareholders.

RES, as the holder of the Series C Preferred Stock, will not have conversion rights with respect to the Series C Preferred Stock it holds to the extent the conversion would cause RES and its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. RES will not have exercise rights with respect to the warrants it holds to purchase our common stock, to the extent the exercise would cause RES and its affiliates to beneficially own more than 34% of the total number of votes represented by our voting stock. See “Description of Capital Stock—Description of Preferred Stock—Series C Preferred Stock” and “Description of Capital Stock—Restrictions on Ownership and Transfer”.

DESCRIPTION OF CERTAIN MATERIAL PROVISIONS OF MARYLAND LAW, OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND OUR BYLAWS

General

The Maryland General Corporation Law contains provisions that may have the effect of impeding the acquisition of control of a Maryland corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

The Maryland Business Combination Act prohibits a business combination between a Maryland corporation and any interested shareholder or any affiliate of an interested shareholder for five years following the most recent date upon which the shareholder became an interested shareholder. A business combination includes a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Generally, an interested shareholder is anyone who owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (a) the transaction has been recommended by the board of directors and (b) the transaction has been approved by (i) 80% of the outstanding votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than shares owned by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

Control Share Acquisitions Statute

The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock as to which the acquiring person, officers of the corporation, and employees of the corporation who are directors of the corporation are entitled to exercise or direct the exercise of the voting power of the shares in the election of directors. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

A person who has made or proposes to make a “control share acquisition,” upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of shareholders to be held within fifty (50) days of such demand to consider the voting rights of the shares.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any special meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition. The “control share acquisition” statute does not apply to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or the bylaws of the corporation.

The charter or bylaws of a Maryland corporation may include a provision opting out of the control share acquisition statute of the Maryland General Corporation Law; however, neither our Amended and Restated Articles of Incorporation nor our Bylaws contain such an opt out provision. Accordingly, the control share acquisition statute of the Maryland General Corporation Law will apply to any acquisition by any person of our stock.

Our Amended and Restated Articles of Incorporation and Bylaws

Board of Directors

Our board of directors currently consists of nine directors. Our Amended and Restated Articles of Incorporation provide that our board of directors will consist of no less than three nor more than eleven members. Our Bylaws provide that a majority of our board will be independent directors and that the number of directors may be established by our board of directors from time to time within the range set by our Amended and Restated Articles of Incorporation.

Our directors are elected annually to serve one-year terms and until their successors are elected and qualify. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the combined voting power of our outstanding shares of common stock and our outstanding shares of Series C Preferred Stock have the ability to elect all of the members of our board of directors. RES, our largest shareholder, holds significant voting power and has the right to designate directors. See “Risks Related to our Organization and Structure—RES, our largest shareholder, holds significant voting power and has the right to designate directors, which provides the shareholder with significant power to influence our business and affairs,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Holders of the Series A Preferred Stock and Series B Preferred Stock generally have no voting rights. However, under our Amended and Restated Articles of Incorporation:

•	with respect to the Series A Preferred Stock, if the dividends on the Series A Preferred Stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve month period, or

•	with respect to the Series B Preferred Stock, if the dividends on the Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive),

then the holders of the Series A Preferred Stock, or the holders of the Series B Preferred Stock, as applicable, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect two directors, while such accrued dividends remain unpaid. Dividends on the Series A Preferred Stock have been in arrears for six consecutive months and more and dividends on the Series B Preferred Stock have been in arrears for six consecutive quarterly periods and more. Accordingly, at our annual meeting of shareholders held on June 10, 2015, the holders of the Series A Preferred Stock and Series B Preferred Stock, voting as a single class, elected two directors to serve for an annual term or until their successors have been duly elected and qualified, or until such earlier time as provided in our Amended and Restated Articles of Incorporation.

Our Bylaws provide that, except for vacancies resulting from the removal of a director by shareholders, a vacancy will be filled by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any director appointed to fill a vacancy holds office until the next annual meeting and until his or her successor is duly elected and qualifies. However, our Bylaws further provide that a majority of independent directors must nominate replacements for vacancies among the independent directors and that a majority of independent directors must elect those replacements.

Under our Amended and Restated Articles of Incorporation, vacancies affecting the directors elected by the holders of Series A Preferred Stock and Series B Preferred Stock may be filled (if the limited director election rights of the Series A Preferred Stock or Series B Preferred Stock are in force) by the remaining director elected by the holders of the preferred shares, or, if none, by the holders of a majority of the outstanding shares of each such preferred stock series entitled to vote.

Our Bylaws provide that our shareholders may, at any time, remove any director, with or without cause, by affirmative vote of a majority of the votes entitled to be cast in the election of directors, and may elect a successor to fill any resulting vacancy.

Meetings of Shareholders

Under our Bylaws, annual meetings of shareholders are held each year at a date and time as determined by our chief executive officer or our board of directors. Special meetings of shareholders may be called by our chief executive officer, a majority of our directors or a majority of our independent directors. Special meetings of shareholders may also be called upon the written request of the holders of not less than ten percent of the shares of our common stock entitled to vote at a meeting. Unless requested by shareholders entitled to cast a majority of votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any annual or special meeting of shareholders held during the preceding twelve months.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by shareholders may be made only (a) pursuant to our notice of the meeting, (b) by our board of directors or (c) by a shareholder who has complied with the advance notice procedures of our Bylaws.

REIT Status

Our Amended and Restated Articles of Incorporation provide that it is the duty of our board of directors to ensure that our company satisfies the requirements for qualification as a REIT under the Code. The board of directors may take no action to disqualify our company as a REIT or otherwise revoke our REIT election without the affirmative vote of two-thirds of the number of shares of common stock entitled to vote on such matter at a special meeting of shareholders. Our Amended and Restated Articles of Incorporation permit the board of directors, in its sole discretion, to exempt a person from the ownership limit in the Amended and Restated Articles of Incorporation if the person provides representations and undertakings that enable the board to determine that granting the exemption would not result in us losing our qualification as a REIT. Under the Code, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. RES provided representations and undertakings necessary for our board of directors to grant such an exemption.

Amendment of Amended and Restated Articles of Incorporation and Bylaws

Our Amended and Restated Articles of Incorporation may be amended by the affirmative vote of the shareholders of a majority of the outstanding shares of common stock entitled to vote on the matter, subject to provisions of Maryland law that would require a different vote. Our Bylaws may, subject to the provisions of Maryland law, be amended by (a) the affirmative vote of a majority of the directors, except that the board of directors cannot alter or repeal any bylaws made by the shareholders, or (b) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors.

Except as specifically provided in our Amended and Restated Articles of Incorporation, the Series A Preferred Stock and Series B Preferred Stock do not have voting rights. Our Amended and Restated Articles of Incorporation specifically provide that the affirmative vote of holders of at least a majority of the Series A Preferred Stock and Series C Preferred Stock then outstanding, or in the case of the Series B Preferred Stock, the affirmative vote of two-thirds of the Series B Preferred Stock then outstanding, is required to effect any amendment to our Amended and Restated Articles of Incorporation that materially adversely affects any of their respective rights, preferences, privileges, or voting powers or creates a class or series of capital stock senior to them (each an “Event”). As provided in our Amended and Restated Articles of Incorporation, so long as the Series A Preferred Stock (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in any merger or consolidation to which we became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event is not deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock. Similar provisions in our Amended and Restated Articles of Incorporation also apply to the Series B Preferred Stock and the Series C Preferred Stock.

A Maryland corporation may also provide in its charter that the board of directors, with the approval of a majority of the entire board, and without action by the shareholders, may approve amendments to the charter to increase or decrease the aggregate number of shares of stock that the corporation is authorized to issue or the number of shares of stock of any class or series that the corporation is authorized to issue. Our Amended and Restated Articles of Incorporation provide our board of directors with such power.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “Description of Capital Stock—Description of Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty which was established by a final judgment and was being material to the cause of action. Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless the charter provides otherwise, which our Amended and Restated Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in such capacity. The Maryland General Corporation Law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful.

Under the Maryland General Corporation Law, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis personal benefit was improperly received. A court may order indemnification if it determines the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to us or was adjudged liable on the basis personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined the director or officer did not meet the standard of conduct.

Our Amended and Restated Articles of Incorporation authorizes us to obligate our company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity; or

•	any individual who, while a director or officer, at our request, serves or has served as a director, officer, partner, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity.

Our Amended and Restated Articles of Incorporation also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above.

We have been informed that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

DESCRIPTION OF THE LIMITED PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

The following summarizes the material terms of the Third Amended and Restated Agreement of Limited Partnership of Supertel Limited Partnership, as amended, a copy of which is filed as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Exhibit 10.1 to our Current Report on Form 8-K dated March 2, 2015. See “Where You Can Find More Information.”

Management

Supertel Limited Partnership (which we refer to as our “Operating Partnership”) was formed in 1994 as a Virginia limited partnership. Pursuant to the terms of the partnership agreement, Supertel Hospitality REIT Trust (which we refer to as “SHRT”), as the sole general partner of our Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of our Operating Partnership. SHRT is our wholly-owned subsidiary. The limited partners of our Operating Partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our Operating Partnership. SHRT, without the consent of the limited partners, may amend the partnership agreement in any respect to the benefit of and not adverse to the interests of the limited partners. Any other amendments to the partnership agreement require the consent of limited partners holding more than 50% of the percentage interests of the limited partners.

Transferability of Interests

SHRT may not voluntarily withdraw from our Operating Partnership, and we may not transfer or assign our interest in SHRT. In addition, SHRT may not transfer or assign its interest in our Operating Partnership unless:

•	the transaction in which the withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction (see “Redemption Rights” below); or

•	the successor to us contributes substantially all of its assets to our Operating Partnership in return for an interest in our Operating Partnership.

With certain limited exceptions, the limited partners may not transfer their interests in our Operating Partnership, in whole or in part, without the written consent of SHRT, which may withhold its consent in its sole discretion. SHRT may not consent to any transfer that would cause our Operating Partnership to be treated as a corporation for federal income tax purposes or would otherwise violate any applicable federal or state securities laws.

Capital Contribution

The partnership agreement provides that if our Operating Partnership requires additional funds at any time in excess of funds available to it from borrowing or capital contributions, we may borrow such funds and lend the funds to our Operating Partnership on the same terms and conditions. The partnership agreement generally obligates us to contribute the proceeds of an equity offering as additional capital to our Operating Partnership. Moreover, we are authorized to cause our Operating Partnership to issue limited partnership interests for less than fair market value if we conclude in good faith that such issuance is in our best interest and in the best interests of our Operating Partnership.

If we contribute additional capital to our Operating Partnership, we will receive additional units of partnership interest, and our percentage interest in our Operating Partnership will be increased on a proportionate basis based on the amount of the additional capital contribution and the value of our Operating Partnership at the time of the contribution. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us.

In addition, if we contribute additional capital to our Operating Partnership, we will revalue the partnership’s property to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in the property would be allocated among the partners under the terms of the partnership agreement, if there were a taxable disposition of the property for fair market value on the date of the revaluation.

Redemption Rights

Each limited partner of our Operating Partnership holding common units of limited partnership interests and each limited partner holding preferred units of limited partnership interests, if those preferred units so provide, may, subject to certain limitations, require that our Operating Partnership redeem all or a portion of his or her common or preferred units, at any time after a specified period following the date he or she acquired the units, by delivering a redemption notice to our Operating Partnership. As of the date of this offer to exchange, 97,008 common units of our Operating Partnership are held by the limited partners. When a limited partner tenders his or her common units to the partnership for redemption, we can, in our sole discretion, choose to purchase the units for either (a) a number of shares of our common stock equal to the number of units redeemed (subject to certain adjustments) or (b) cash in an amount equal to the market value of the number of shares of our common stock the limited partner would have received if we chose to purchase the units for our common stock. We anticipate that we generally will elect to purchase the common units for our common stock. There are no preferred units outstanding at the date of this offer to exchange.

The redemption price will be paid in cash if the issuance of shares of our common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our common or preferred stock in excess of 9.9% of the outstanding shares of our common stock or preferred stock of any series;

•	result in shares of our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of the federal income tax laws;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant, other than our taxable REIT subsidiaries, of our or our Operating Partnership’s real property, within the meaning of the federal income tax laws; or

•	cause the acquisition of shares of our common stock by the redeeming limited partner to be “integrated” with any other distribution of shares of our common stock for purposes of complying with the Securities Act.

A limited partner may not exercise the redemption right for fewer than 1,000 common units or, if a limited partner holds fewer than 1,000 common units, fewer than all of the common units held by the limited partner. The number of shares of our common stock issuable on exercise of the redemption rights will be adjusted on the occurrence of share splits, mergers, consolidations or similar pro rata share transactions.

LTIP Units

The partnership agreement allows for the issuance of profits interests in our Operating Partnership in the form of long-term incentive plan units (“LTIP Units”), a class of limited partnership interests in our Operating Partnership. As of the date of this offer to exchange, 5,263,152 LTIP Units of our Operating Partnership are held by J. William Blackham, our Chief Executive Officer. The LTIP Units owned by Mr. Blackham are earned in one-third increments upon our common stock achieving price per share milestones of $3.50, $4.50 and $5.50, respectively. These earned LTIP Units vest in March 2018, or earlier upon our change in control, and can be redeemed at the rate of one share of our common stock for each eight earned LTIP Units for up to 657,894 shares.

Operations

The partnership agreement requires that our Operating Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT, to use reasonable efforts to avoid any federal income or excise tax liability imposed by the federal income tax laws, other than tax on any retained capital gain, and to ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of the federal income tax laws.

In addition to the administrative and operating costs incurred by our Operating Partnership, the partnership pays all of our administrative costs, and these costs are treated as expenses of our Operating Partnership. Our expenses generally include:

•	all expenses relating to our formation and continuing existence;

•	all expenses relating to the registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with laws, rules and regulations promulgated by any regulatory body; and

•	all other operating or administrative costs we incur in the ordinary course of our business on behalf of our Operating Partnership.

Distributions

The partnership agreement provides that our Operating Partnership will distribute cash from operations on at least a quarterly basis. Cash from operations includes net sale or refinancing proceeds, but excludes net proceeds from the sale of our Operating Partnership’s property in connection with a liquidation. We will determine the amount of distributions in our sole discretion. On liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of our Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation of our Operating Partnership, we will contribute cash to the partnership, equal to the negative balance in our capital account.

Allocations

Income, gain and loss of our Operating Partnership for each fiscal year generally are allocated among the partners in accordance with their respective partnership interests, subject to compliance with the provisions of the federal income tax laws.

Term

Our Operating Partnership will continue until December 31, 2050, or until sooner dissolved on:

•	the bankruptcy, dissolution or withdrawal of SHRT, unless the limited partners elect to continue our Operating Partnership;

•	the sale or other disposition of all or substantially all the assets of our Operating Partnership;

•	the redemption of all units, other than those held by SHRT, if any; or

•	the election of SHRT and approval of the holders of 75% of the percentage interests of the limited partners, excluding SHRT.

Tax Matters Partner

We are the tax matters partner of our Operating Partnership and have authority to handle tax audits and to make tax elections under the federal income tax laws on behalf of the partnership.

INTERESTS OF OUR PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS

The following table sets forth the beneficial ownership of our common stock and preferred stock as of July 31, 2015 by the following persons (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director, (c) each executive officer and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of July 31, 2015.

To our knowledge, none of the foregoing has effected any transactions involving the Preferred Stock during the 60 days prior to the date of this offer to exchange. The foregoing will be eligible to tender their shares of Preferred Stock in the exchange offer on the same terms and conditions as all other holders of Preferred Stock.

With respect to our continuing qualification as a real estate investment trust, our Amended and Restated Articles of Incorporation contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock. Our Amended and Restated Articles of Incorporation permit our board of directors, in its sole discretion, to exempt a person from this ownership limit if the person provides representations and undertakings that enable the our board of directors to determine that granting the exemption would not result in us losing our qualification as a REIT. Under the Internal Revenue Service (IRS) rules, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. The holder of the Series C Preferred Stock provided representations and undertakings necessary for the our board of directors to grant such an exemption, including a representation that no individual will own 9.9% or more of any class of our stock (per IRS definitions) as a result of the holder’s acquisition of the Series C Preferred Stock and related warrants for the purchase of common stock or the purchase of common stock.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Real Estate Strategies L.P.	Series C Preferred Stock common stock	3,000,000 1,888,583	(2) (2)	100 34.0	% %
2 Church Street
Hamilton DO HM CX, Bermuda

He Zhengxu	common stock	462,622	(3)	9.4%
Institute of Math, AMSS, CAS
Zhongguancun, Haidian District
Beijing 100080, PRC

JCP Investment Partnership, L.P.	common stock Series A Preferred Stock	269,805 1,000	(4)	5.5%
1177 West Loop South, Suite 1650
Houston, TX 77027

J. William Blackham	common stock	657,894	(5)	12.3%

Kelly A. Walters	common stock Series B Preferred Stock	34,972 2,604	(6)

George R. Whittemore	common stock	20,811	(7)

John M. Sabin	common stock Series B Preferred Stock	9,174 200

James H. Friend	common stock	2,499

Donald J. Landry	common stock	11,884
	Series A Preferred Stock	500
	Series B Preferred Stock	204

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Daniel R. Elsztain	common stock	5,924

Corrine L. Scarpello	common stock	7,096	(8)
	Series B Preferred Stock	225

Patrick E. Beans	common stock	3,000
	Series B Preferred Stock	500

Jeffrey W. Dougan	common stock	3,361	(9)

John M. Dinkel	common stock	151,298
	Series A Preferred Stock	31,202		3.9%
	Series B Preferred Stock	13,269		4.0%

Daphne J. Dufresne	common stock	-0-

All directors and executive Officers as a group (11 persons)	common stock Series A Preferred Stock	907,913 31,702	(10)	18.4 3.9	% %
	Series B Preferred Stock	17,002		5.1%

(1)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding class of securities. In calculating the indicated percentage, the denominator includes the shares of common stock that could be acquired by the person through the exercise of options or warrants within 60 days of July 31, 2015. The denominator excludes the shares of common stock that would be acquired by any other person upon such exercise.
(2)	Real Estate Strategies L.P., an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentinean-based publicly traded company, acquired 3,000,000 shares of Series C Preferred Stock and 3,750,000 warrants from the Company in a private placement in February 2012. Up to 18,750,000 shares of common stock may be issued upon conversion of the Series C Preferred Stock, and up to 3,750,000 shares of common stock may be issued upon the exercise of the warrants. Real Estate Strategies L.P. and its affiliates’ beneficial ownership of voting stock at any time is limited to 34% of the issued and outstanding voting stock of the Company, notwithstanding preferred voting or conversion rights or warrant exercise rights. “Voting stock” includes the common stock, and means capital stock having the power to vote generally for the election of directors of the Company. The maximum number of shares of common stock that Real Estate Strategies L.P. is entitled to receive on July 31, 2015 through the conversion of shares of Series C Preferred Stock or warrants held by it to purchase common stock is 626,860 shares.

Based on information appearing in Amendment No. 2 to a Schedule 13D filed by the Elsztain Group with the Securities and Exchange Commission on June 19, 2014, the Elsztain Group, which includes Real Estate Strategies L.P., has shared voting and shared dispositive power over 1,261,723 shares of common stock and the 3,000,000 shares of Series C Preferred Sock. The Elsztain Group, for purposes of Section 13(d)(3) of the Exchange Act, consists of Eduardo S. Elsztain, and the following entities controlled, either directly or indirectly, by Mr. Elsztain: Consultores Assets Management S.A. , Consultores Venture Capital Uruguay S.A., Agroinvestment S.A., Idalgir S.A., Consultores Venture Capital Ltd., Ifis Limited, Inversiones Financieras del Sur S.A., Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, IRSA, Tyrus S.A., Jiwin S.A., Efanur SA and Real Estate Strategies L.P.

(3)	Based solely on Schedule 13G filed by the beneficial owner with the SEC on February 2, 2015.
(4)	Based solely on a Schedule 13D appeared filed by JCP Investment Partnership, L.P., a Texas limited partnership on April 20, 2015, and its group members JCP Investment Partners, a Texas limited partnership, JCP Investment Holdings LLC, a Texas limited liability company, JCP Investment Management, LLC, a Texas limited liability company, James C. Pappas, Edward M. Collie and Michael Sutton.
(5)	Includes 430,000 shares of common stock which Mr. Blackham has the right to acquire through the exercise of an employment grant warrant.

(6)	Includes 3,125 shares of common stock which Mr. Walters has the right to acquire through the exercise of options.
(7)	Includes 5,772 shares of common stock owned by Mr. Whittemore’s wife.
(8)	Includes 2,500 shares of common stock which Ms. Scarpello has the right to acquire through the exercise of options.
(9)	Includes 1,041 shares of common stock which Mr. Dougan has the right to acquire through the exercise of options.
(10)	Includes 436,656 shares of common stock which the directors and executive officers have the right to acquire through the exercise of options and warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. Federal income tax consequences to holders of Preferred Stock that participate in the exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. Federal income taxation that may be relevant to an investor’s decision to participate in the exchange, including the potential application of the Medicare tax on net investment income, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. This summary is for general information only, and does not purport to discuss all aspects of U.S. Federal income tax that may be important to a particular holder in light of its investment or tax circumstances. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, trusts, persons who hold Preferred Stock on behalf of another as nominee, persons that hold the Preferred Stock through an entity treated as a partnership for U.S. federal income tax purposes or as part of a “straddle”, “hedge”, or “conversion transaction”, “synthetic security” or other integrated investment; or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

The U.S. Federal income tax treatment of holders of our Preferred Stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. Federal income tax law for which no clear precedent or authority may be available. In addition, the U.S. Federal tax consequences to any particular holder of holding our Preferred Stock will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. Federal, state, local, and foreign income and other tax consequences of the offer to you in light of your particular investment or tax circumstances.

As used in this section, a “U.S. holder” is any of the following for U.S. Federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation, or entity taxable as a corporation for U.S. Federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose world-wide income is subject to U.S. Federal income tax; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A “non-U.S. Holder” is any individual, corporation, estate, or trust that is not a U.S. Holder or any entity treated as a partnership for U.S. federal income tax purposes. If a partnership holds our Preferred Stock, the U.S. Federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. Federal income tax consequences of the offer.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Participation in the Exchange Offer

The exchange of Preferred Stock for common stock pursuant to the exchange offer constitutes a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, except as described below with respect to dividends in arrears and fractional shares, no gain or loss will be recognized on the exchange. Your initial tax basis in common stock received in the exchange (other than common stock attributable to dividends in arrears on the Preferred Stock) will be equal to your basis in the Preferred Stock surrendered in the exchange, and your holding period for such common stock will include the period during which you held such Preferred Stock. The fair market value of any common stock received by you attributable to dividends in arrears on the Preferred Stock may be taxable in part as ordinary dividend income and in part as a nontaxable recovery of part of your tax basis in the common stock you receive in exchange for your Preferred Stock. Your tax basis in the common stock you receive for your Preferred Stock (and not for the dividend arrearages) will be reduced by any part of the value of the common stock received in respect of the dividend arrearages that is treated as a nontaxable return of your tax basis. Your initial tax basis in the common stock you receive in respect of the dividend arrearages will be equal to the fair market value of such common stock, and your holding period with respect to such common stock will begin on the date of the exchange.

A holder of Preferred Stock who receives cash in lieu of a fractional share of common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis allocable to such fractional share.

Effect of Accrued and Unpaid Dividends

Under provisions of Section 301 of the Code and Treasury Regulation Section 1.368-2(e)(5), a holder of Preferred Stock will be deemed to have received a distribution from us if the fair market of the common stock received in the exchange exceeds the $10.00 issue price of the Series A Preferred Stock surrendered or the $25.00 issue price of the Series B Preferred Stock surrendered, as applicable. The amount of this deemed distribution will be the lesser of (a) the amount of such excess or (b) the amount of the accumulated and unpaid dividends on the Preferred Stock. Pursuant to the exchange offer, we will exchange 5.38 shares of common stock for each share of Series A Preferred Stock tendered and 13.71 shares of common stock for each share of Series B Preferred Stock tendered. If the exchange were made as of August 5, 2015, the deemed distribution would be:

•	$0 with respect to the Series A Preferred Stock, which is the lesser of (a) $0 (the value of 5.38 shares of common stock, based on a closing price on that date of $1.71 per share, $9.20, less the $10.00 issue price of the Series A Preferred Stock) or (b) $1.29 (the amount of accumulated and unpaid dividends on a share of Series A Preferred Stock on such date); or

•	$0 with respect to the Series B Preferred Stock, which is the lesser of (a) $0 (the value of 13.71 shares of common stock, based on a closing price on that date of $1.71 per share, $23.44, less the $25.00 issue price of the Series B Preferred Stock) or (b) $3.76 (the amount of accumulated and unpaid dividends on a share of Series B Preferred Stock on such date).

To determine if there will be a deemed distribution in respect of the dividend arrearages on the Preferred Stock you exchange and the amount of any such deemed distribution, the calculation must be made as of the date of the closing of the exchange offer based on the value of our common stock at that time.

The amount of any deemed distribution will be treated as a dividend to holders tendering Preferred Stock only to the extent we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and will be includible in income by holders of the Preferred Stock when received (those earnings and profits will be allocated proportionately to each share of Preferred Stock we receive in the exchange offer).

The calculation of earnings and profits for federal income tax purposes involves difficult factual determinations and many questions as to which the law is unclear. For this purpose, “current” earnings and profits means our earnings and profits for the current taxable year, which will not end until December 31, 2015. We are unable to predict whether we will have earnings and profits for 2015. Accordingly, we are unable to determine if (a) there will be a deemed distribution in respect of the exchange for holders who tender their Preferred Stock for shares of common stock (because we do not know what the price of a share of common stock will be on the day of closing or if the value of the shares of common stock (to be received in the exchange offer) on that day will exceed the issue price of a share of Preferred Stock) or (b) if the value of the shares of common stock (to be received in the exchange offer) does exceed the issue price of a share of Preferred Stock, how much, if any, of the excess will be a dividend or a return of capital that results in a reduction in the tax basis of the recipient in the shares of common stock received (because we do not know if we will have current earnings and profits for 2015).

Deemed distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gains will be dividend income to taxable U.S. Holders. A corporate U.S. Holder will not generally qualify for the dividends-received deduction generally available to corporations. Deemed dividends paid to a U.S. Holder generally will not qualify for the tax rates applicable to “qualified dividend income” eligible for taxation at preferential income tax rate (23.8% maximum Federal rate for individuals) for U.S. Holders that are individuals, trusts or estates. If we designate all or any part of the deemed distribution as a capital gain dividend, such portion will generally be taxed to U.S. Holders as a long term capital gain, to the extent such portion, when combined with other distributions that we designate as capital gain dividends during the taxable year, if any, does not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Holder has held its stock. Long term capital gains will generally be taxable at maximum Federal rates of 23.8% in the case of U.S. Holders that are individuals, trusts and estates, and 35% in the case of U.S. Holders that are corporations, subject to certain exceptions. Any deemed distribution in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your Preferred Stock and thereafter, as capital gain.

Notwithstanding the foregoing, because we had no accumulated earnings and profits as of the beginning of 2015, and because we estimate that we will have no current earnings and profits for 2015, although no assurance can be given, we estimate that no portion of any deemed distribution will be treated as a dividend to holders tendering Preferred Stock.

Ownership of Common Stock Received in the Exchange Offer

While we have not made a distribution in respect of our common stock since February 2009, any distributions paid by us out of our current or accumulated earnings and profits on our common stock (whether received pursuant to the exchange offer or otherwise) that we do not designate as capital gain dividends or retained long-term capital gains will be dividend income to taxable U.S. Holders and will be includible in income by holders when received. As discussed above, a corporate U.S. Holder will not generally qualify for the dividends-received deduction generally available to corporations and dividends paid to a U.S. Holder generally will not qualify for the tax rates applicable to “qualified dividend income” eligible for taxation at preferential income tax rate (23.8% maximum Federal rate for individuals) for U.S. Holders that are individuals, trusts or estates.

Upon a disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such common stock for more than one year on the date of such disposition. Currently long-term capital gains of a U.S. holder who is an individual are taxed at a 23.8% maximum Federal rate. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

Unless you are an exempt recipient, such as a corporation, the exchange of Preferred Stock for common stock pursuant to the exchange offer and the receipt of dividends on our common stock received as part of the exchange will be subject to information reporting and may be subject to United States federal backup withholding tax at a current rate of 28%, if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

Taxation of Non-U.S. Holders

Participation in the Exchange offer

If our Preferred Stock does not constitute United States real property interests (“USRPIs”), a Non-U.S. Holder of our Preferred Stock will not be subject to U.S. Federal income tax on the exchange offer.

Our Preferred Stock will not be treated as USRPIs if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if this 50% test is not met, our Preferred Stock nonetheless will not constitute USRPIs if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period. In addition, if our Preferred Stock is “regularly traded” on an established securities market, as defined by applicable Treasury Regulations and the Non-U.S. Holder receiving common shares held 5% or less of our Preferred Stock at all times during a specified testing period, the Preferred Stock will not constitute USRPIs. Although no assurance can be given, we believe that we are, and will continue to be at the time of the offer, a domestically controlled qualified investment entity and that our Preferred Stock is, and will continue to be at the time of offer, regularly traded on an established securities market.

If our Preferred Stock constitutes USRPIs, with respect to a Non-U.S. Holder at the time of the offer, then, if certain filing and other requirements are satisfied, a Non-U.S. Holder will be subject to the same U.S. Federal income tax consequences as a U.S. Holder as described above. If such requirements are not satisfied, however, the offer will be treated as a taxable exchange of Preferred Stock for common shares. Such a deemed taxable exchange will be subject to U.S. Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of U.S. Federal income tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be) on the excess, if any, of the fair market value of such Non-U.S. Holder’s common shares received, over such Non-U.S. Holder’s adjusted basis in its Preferred Stock. Collection of such tax will be enforced by a refundable withholding tax at a rate of 10% of the value of the common shares. A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it timely files a correct and completed U.S. Federal income tax return showing that the amount of U.S Federal income tax withheld exceeded the U.S. Federal income tax liability of such Non-U.S. Holder.

Effect of Accrued and Unpaid Dividends.

The portion of the deemed distribution, as described above, received by Non-U.S. Holders that is (i) payable out of our earnings and profits, (ii) not attributable to our capital gains, and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. As discussed above, because we had no accumulated earnings and profits as of the beginning of 2015, and because we estimate that we will have no current earnings and profits for 2015, although no assurance can be given, we estimate that no portion of any deemed distribution will be treated as a dividend to holders tendering Preferred Stock.

In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Preferred Stock. In cases where the dividend income from a Non-U.S. Holder’s investment in our Preferred Stock is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. Federal income tax at graduated rates, in the same manner as U.S. Holders are taxed. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

If any deemed distribution (as described above) is not made from our current and accumulated earnings and profits, a Non-U.S. Holder’s portion of such deemed distribution will generally represent a return of capital to the extent of the adjusted tax basis of such Non-U.S. Holder’s Preferred Stock, and will not be taxable to a Non-U.S. Holder. The deemed distribution will reduce the adjusted tax basis of the Non-U.S. Holder’s Preferred Stock (but not below zero).

To the extent that the deemed distribution exceeds the sum of a Non-U.S. Holder’s proportionate share of our earnings and profits plus such Non-U.S. Holder’s adjusted tax basis in its Preferred Stock, such excess will generally be treated as gain from the sale or disposition of the Preferred Stock. If our Preferred Stock constitute USRPIs, such gain will be subject to tax under the FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the deemed distribution exceeds the Non-U.S. Holder’s share of our earnings and profits, without regard to the Non-U.S. Holder’s adjusted tax basis in its shares. If our Preferred Stock are not USRPIs, then the capital gain recognized by a Non-U.S. Holder with respect to the deemed distribution will be taxable in the United States only in one of two cases: (i) if the Non-U.S. Holder’s investment in our Preferred Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

In the event that we are not a domestically controlled qualified investment entity, but our Preferred Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, gain recognized by a Non-U.S. Holder in connection with an deemed distribution that is treated as a return of capital but that exceeds the adjusted tax basis of the Non-U.S. Holder’s Preferred Stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the Non-U.S. Holder receiving such deemed distribution held 5% or less of the class of Preferred Stock at all times during a specified testing period. We believe that our Preferred Stock is, and will continue to be at the time of the deemed distribution, regularly traded on an established securities market.

Under FIRPTA, to the extent that the deemed distribution is attributable to gains from dispositions of USRPIs that we held directly or through pass through subsidiaries (such gains, “USRPI capital gains”), the deemed distribution will, except as described below, be treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the amount of the distribution that is attributable to net USRPI capital gains. The deemed distribution will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, provided that (i) the Preferred Stock is regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. Holder does not own more than 5% of the class of Preferred Stock at any time during the year ending on the date on which the deemed distribution is received. In such case, the portion of the deemed distribution that is received by such Non-U.S. Holder would be treated as an ordinary dividend with respect to such Non-U.S. Holder described above. We believe that our Preferred Stock is, and will continue to be at the time of the deemed distribution, regularly traded on an established securities market.

Deemed distributions made out of our current or accumulated earnings and profits that we designate as capital gain dividends received by a Non-U.S. Holder that are attributable to dispositions of our assets other than

USRPIs are not subject to U.S. Federal income or withholding tax, unless (i) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the tax year and has a “tax home” in the United States, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.

We incorporate by reference in this offer to exchange the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed on January 16, 2015, February 19, 2015, March 6, 2015, March 27, 2015, April 17, 2015, May 6, 2015, May 29, 2015, June 5, 2015, June 10, 2015, June 23, 2015, July 10, 2015, July 17, 2015 (other than the information furnished pursuant to Item 7.01), July 17, 2015 and July 23, 2015; and

•	Our Definitive Proxy Statement on Schedule 14A for the Special Shareholders Meeting to be held on September 3, 2015

The information incorporated by reference is an important part of this offer to exchange.

You may read and copy any document we file with the SEC at the SEC public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

You may obtain a copy of any or all of the documents summarized in this offer to exchange or incorporated by reference in this offer to exchange, without charge, at our website at www.lsbindustries.com or by request directed to us at the following address and telephone number:

Condor Hospitality Trust, Inc.

Attention: Corporate Secretary

1800 West Pasewalk Avenue, Suite 200

Norfolk, Nebraska 68701

(Telephone (402) 371-2520).

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the exchange offer that occurs following the date of this offer to exchange.

FORWARD-LOOKING STATEMENTS

Certain statements included in this offer to exchange and the documents incorporated into this offer to exchange by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements about our intention with respect to our business, our markets, our belief that we have the liquidity and capital resources necessary to meet our known obligations; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, you should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects, among others, may be forward-looking:

•	the state of the U.S. economy generally or in specific geographic regions in which we operate, and the effect of general economic conditions on the lodging industry in particular;

•	our ability to maintain relationships with hotel management companies and franchisors;

•	the operating strategies and results of our hotel management companies;

•	market conditions, including occupancy levels and rates;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	our ability to identify and acquire properties that meet our investment criteria;

•	ability to sell non-core hotels and redeploy the capital;

•	the level and volatility of prevailing market interest rates and general economic conditions;

•	financing risks, such as our inability to refinance debt as it matures or to obtain debt or equity financing on favorable terms, or at all;

•	our ability to maintain our qualification as a REIT for federal income tax purposes;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities;

•	the availability and cost of insurance; and

•	other factors discussed under the heading “Risk Factors” in this prospectus, in our Form 10-K and our Form 10-Q, and in other documents we have filed with the SEC and which we incorporate by reference into this offer to exchange.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

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The exchange agent (the “Exchange Agent”) for the Exchange Offer is:

American Stock Transfer & Trust Company, LLC

By Mail:	By Hand Delivery, Express Mail, Courier or Other Expedited Service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call: (877) 248-6417 or (718) 921-8317

By facsimile transmission: (718) 234-5001

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street—22nd Floor

New York, New York 10005

For assistance call: (800) 821-8780

Banks and Brokerage Firms please call: (212) 493-3910

Additional copies of this offer to exchange, the letter of transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the Information Agent.